Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Transportation and Logistics Systems, Inc.

(Name of Issuer in Its Charter)

Nevada	4215	26-3106763
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

5500 Military Trail, Suite 22-357

Jupiter, Florida 33458

Telephone: (833) 764-1443

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John Mercadante

5500 Military Trail, Suite 22-357

Jupiter, Florida 33458

Telephone: (833) 764-1443

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Akabas & Sproule

11th Floor

488 Madison Avenue

New York, NY 10022

Attn: Seth A. Akabas, Esq.

Telephone: (212) 308-8505

Approximate date of commencement of proposed sale to the public

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging Growth Company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(4)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share, underlying Series E Convertible Preferred Stock	133,336,082	(2)(4)	$0.01	(5)	$1,333,360.82	(5)	$145.47
Common Stock, par value $0.001 per share, underlying warrants	23,988,500	(3)(4)	$0.01	(5)(6)	$239,885.00	(5)(6)	$26.17
Total	157,324,582	(1)(2)(3)(4)			$1,573,245.82		$171.64

(1)	The shares of common stock being registered hereunder are being registered for resale by the selling stockholders named in the accompanying prospectus.

(2)	Represents shares of common stock issuable upon conversion of Series E Convertible Preferred Stock assuming a Triggering Event (as defined in the Series E Certificate of Designation, Preferences, Rights and Limitations of Series E Convertible Preferred Stock) has occurred and is continuing, resulting in the selling stockholders having the right to convert each share of Series E Convertible Preferred Stock into shares of common stock having a value equal to 125% of the stated value of $13.34 per share of Series E Convertible Preferred Stock at a conversion price equal to $0.006 per share of common stock.

(3)	Represents shares of common stock issuable upon the exercise of warrants to purchase 23,988,500 shares of common stock at an exercise price of $0.04 per share, offered by the selling stockholders.

(4)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares of common stock as may from time to time become issuable by reason of anti-dilution provisions, stock splits, stock dividends, recapitalizations or other similar transactions.

(5)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of $0.01 for the registrant’s common stock on November 30, 2020, as reported on the OTC Pink Tier of the OTC Markets Group, Inc.

(6)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(g) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER [*], 2020

Transportation and Logistics Systems, Inc.

157,324,582 Shares of Common Stock

This prospectus relates to the sale or other disposition from time to time of up to 157,324,582 shares (“Shares”) of our common stock, par value $0.001 per share (“Common Stock”), which consists of (i) 133,336,082 shares issuable upon the conversion of 47,977 shares of outstanding Series E Convertible Preferred Stock, par value $0.001 per share (the “Series E Stock”) currently outstanding assuming a Triggering Event (as defined in the Series E Certificate of Designation, Preferences, Rights and Limitations of Series E Convertible Preferred Stock) has occurred and is continuing, resulting in the selling stockholders having the right to convert each share of Series E Convertible Preferred Stock into shares of common stock having a value equal to 125% of the stated value of $13.34 per share of Series E Convertible Preferred Stock at a conversion price equal to $0.006 per share of common stock and (ii) 23,988,500 shares issuable upon the exercise of outstanding warrants exercisable at $0.04 per share (“Warrants”)). Unless and until a Triggering Event (as defined in the Series E Certificate of Designation, Preferences, Rights and Limitations of Series E Convertible Preferred Stock) has occurred and is continuing, only 47,977,000 shares of our Common Stock are issuable upon conversion of the outstanding Series E Stock. All of the shares of common stock being registered in this prospectus are being offered for resale by the selling stockholders named in this prospectus (the “Selling Stockholders”).

We are registering the offer and sale of the Shares by the Selling Stockholders to satisfy registration rights we have granted pursuant to a registration rights agreement dated as of October 8, 2020 (the “Registration Rights Agreement”). We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Stockholders will pay or assume brokerage commission and similar charges, if any, incurred in the sale of the Shares.

We are not selling any shares under this prospectus and will not receive any proceeds from the sale of the shares by the Selling Stockholders. However, we will receive proceeds for any exercise of Warrants, but not for the subsequent sale of the shares underlying the Warrants. The shares to which this prospectus relates may be offered and sold from time to time directly by the Selling Stockholders or alternatively through underwriters, broker dealers or agents. The Selling Stockholders will determine at what price they may sell the shares offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the Selling Stockholders, see the section entitled “Plan of Distribution.” For a list of the Selling Stockholders, see the section entitled “Principal and Selling Stockholders.”

Our common stock is quoted on the OTC Pink Tier of the OTC Markets Group, Inc. under the symbol “TLSS”. On November 30, 2020, the last reported sale price of our common stock was $0.01025 per share. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As of the date of this prospectus, our common stock is subject to only limited quotation on the OTC Pink, and it is not otherwise regularly quoted on any other over-the-counter market.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 23 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2020.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) and incorporated by reference herein, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: we have not, and the Selling Stockholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the shares of Common Stock and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements.”

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the Registration Statement under the Securities Act to register with the SEC the Shares being offered in this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed with it. For further information about us and the Shares, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. We file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the Public Reference Room maintained by the SEC, located at 100 F Street NE, Washington D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room, including information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) pursuant to the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	Annual Report on Form 10-K for the year ended December 31, 2019, as filed on May 29, 2020, as amended by Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2019, as filed on June 5, 2020;

●	Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed on June 29, 2020;

●	Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 as filed on August 14, 2020;

●	Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 as filed on November 16, 2020;

●	Current Reports on Form 8-K filed with the SEC on March 26, 2020;

●	Current Report on Form 8-K filed with the SEC on April 27, 2020;

●	Current Report on Form 8-K filed with the SEC on May 4, 2020;

●	Current Report on Form 8-K filed with the SEC on May 8, 2020;

●	Current Report on Form 8-K filed with the SEC on May 11, 2020;

●	Current Report on Form 8-K filed with the SEC on June 9, 2020;

●	Current Report on Form 8-K filed with the SEC on July 21, 2020;

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●	Current Report on Form 8-K filed with the SEC on July 23, 2020;

●	Current Report on Form 8-K filed with the SEC on July 24, 2020;

●	Current Report on Form 8-K filed with the SEC on August 5, 2020;

●	Current Report on Form 8-K filed with the SEC on August 7, 2020;

●	Current Report on Form 8-K filed with the SEC on September 4, 2020;

●	Current Report on Form 8-K filed with the SEC on October 9, 2020;

●	Current Report on Form 8-K filed with the SEC on November 16, 2020; and

●	our Information Statement on Schedule 14C filed on June 30, 2020.

The description of the Company’s capital stock is set forth herein beginning on page [●]. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Chief Executive Officer, John Mercadante, at the following address:

Transportation and Logistics Systems, Inc.
5500 Military Trail, Suite 22-357
Jupiter, Florida 33458

Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and exhibits incorporated in and amendments to those reports, are available free of charge on our website (https://tlss-inc.com/regulatory-filings/) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights certain selected information about us, this offering and the securities offered hereby. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read the entire prospectus, including the information presented under the section entitled “Risk Factors” and the financial data and related notes. Unless we specify otherwise, all references in this prospectus to “TLSS,” “we,” “our,” “us,” and “our company,” refer to Transportation and Logistics Systems, Inc. and its wholly-owned subsidiaries, Prime EFS, LLC and Shypdirect LLC.

Unless otherwise indicated, the information in this prospectus reflects a 1-for-250 reverse stock split of our common stock effected on July 18, 2018. All share and per share data have been adjusted for the 1-for-250 reverse stock split for all periods presented.

OUR COMPANY

Overview

Subsequent to the termination of our Delivery Service Provider Agreement with Amazon Logistics, Inc, a subsidiary of Amazon.com, Inc. (“Amazon”), on September 30, 2020, as discussed below, we focus primarily on the transportation of packages, on pallets, which we pick up at an Amazon distribution center or other locations, in box trucks, for a single customer, Amazon, which are delivered to post offices or, less frequently, to another distribution center. This is our box-truck or “mid-mile business.” For the same customer, Amazon, we also pick up packages, on pallets, in tractor trailers, from on-line retailers who market through Amazon, and deliver those packages to Amazon for sale to the public (our tractor-trailer or “long-haul” business). Amazon is the largest E-commerce retailer in the United States.

We also do a limited amount of last-mile delivery (our minivan or “last mile” business) for a different customer.

Subsequent to the termination of our Delivery Service Provider Agreement with Amazon on September 30, 2020, as discussed below, our Mid-mile business currently accounts for approximately 80% of our revenues and our long-haul business accounts for approximately 18-19% of our revenues. These percentages will fall slightly if we are able to grow our last-mile business.

Historically, approximately 58% to 65% of our business consisted of last-mile services — transporting goods from a manufacturer or fulfillment center to a delivery station, from a fulfillment center to a post office, or from the delivery station to an end user or retail customer. Today, as noted, last-mile accounts for not more than 1-2% of our monthly revenues.

At present, we are providing tractor-trailer and box truck deliveries of packages on the east coast of the United States, primarily in and from New Jersey, Georgia, Florida, Ohio and Tennessee, primarily for Amazon and its customers, and for other customers.

We also offer a number of logistics services to Amazon and storage solutions for Amazon’s customers with limited storage facilities, in order to help manage such customer’s goods efficiently.

We are primarily an asset-based point-to-point delivery company. An asset-based delivery company, as compared to a non-asset-based delivery company, owns or leases its own transportation equipment and employs predominantly its own drivers, rather than depending entirely on independent contractors who arrange for their own vehicles.

Between June 18, 2018 and September 30, 2020, we operated through two New Jersey-based subsidiaries. Those subsidiaries were Prime EFS, LLC, which conducted the last-mile business focused on deliveries to the retail consumer for our primary customer in New York, New Jersey and Pennsylvania (“Prime EFS”), and Shypdirect LLC (“Shypdirect”), which formed in July 2018 and focused on, and which is still conducting, our long-haul and mid-mile delivery businesses.

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The great bulk of Prime EFS’s business prior to September 30, 2020 was conducted pursuant to the Delivery Service Provider program (the “Prime EFS DSP Program”) of Amazon Logistics, Inc., a subsidiary of Amazon.com, Inc. (“Amazon”). Shypdirect conducts its business as a carrier under a relay program service agreement with Amazon Logistics, Inc., last amended on August 24, 2020 (the “Amazon Relay Carrier Terms of Service Agreement”). Under that agreement, Shypdirect provides transportation services, including receiving, loading, storing, transporting, delivering, unloading and related services for Amazon and its customers, with such contract currently set to expire on May 14, 2021.

Revenues under the Prime EFS DSP Program agreement were approximately 67.8% of total revenues in 2019 and 97.0% of total revenue for the period from June 18, 2018 (acquisition date of Prime) to December 31, 2018. Revenues for Shypdirect under the Amazon Relay Carrier Terms of Service Agreement were approximately 30.9% of total revenues in 2019 and 1.5% of total revenues for the period from June 18, 2018 (acquisition date of Prime) to December 31, 2018.

Revenues under the Prime EFS DSP Program for the nine months ended September 30, 2020 were $13,732,513, or approximately 58.5% of total Company revenues. Revenues for Shypdirect under the Amazon Relay Carrier Terms of Service Agreement were $9,175,769, or approximately 39.0% of total Company revenues for the nine months ended September 30, 2020.

In June 2020, Amazon gave notice to Prime EFS that Amazon would not be renewing Prime EFS’s DSP Program agreement when that agreement terminated effective September 30, 2020. Amazon made clear to Prime EFS that Amazon’s decision not to renew the DSP agreement was part of a well-publicized initiative by Amazon to restructure how it would be delivering its last-mile services, and did not reflect the quality of the services provided by Prime EFS.

As a result of the termination of Prime EFS’s involvement with Amazon’s DSP Program, on or about October 20, 2020, Prime EFS gave notice to its vendors and other creditors that Prime had ceased business operations effective September 30, 2020. As a result of this action, effective October 1, 2020, and unless and until the Company, whether by acquisition or otherwise, augments its current business and/or enters into new line(s) of business, the Company’s Shypdirect subsidiary will be the major source of Company revenues through May 14, 2021, the date that the Amazon Relay Carrier Terms of Service is currently set to expire. For last four (4) reported fiscal quarters, those revenues have been as follows: quarter ended September 30, 2020 - $2,398,098, quarter ended June 30, 2020 - $3,214,598, quarter ended March 31, 2020 - $3,563,074 and quarter ended December 31, 2019 - $3,435,317.

At present, the overwhelming source of Shypdirect’s revenues is as a carrier under a relay program service agreement with Amazon Logistics, Inc., last amended on August 24, 2020 (the “Amazon Relay Carrier Terms of Service”). Under that agreement, Shypdirect provides transportation services, including receiving, loading, storing, transporting, delivering, unloading and related services, for Amazon and its customers.

At present, Shypdirect primarily serves Amazon distribution centers located in the following five (5) cities: Carteret, New Jersey (serving the Tri-State area); Jacksonville, Florida; Jefferson, Georgia; Cleveland, Ohio; and Nashville, Tennessee. Each of the last four (4) distribution centers mentioned serves a perimeter of approximately three (3) hours’ one-way drive time.

While Shypdirect is attempting the grow its business in these other markets, there can be no assurance that Shypdirect will be successful in doing so.

Although Amazon recently extended the term of the Amazon Relay Carrier Terms of Service, at present, the contract expires May 14, 2021. While the Company hopes to be able to extend the term of the Amazon Relay Carrier Terms of Service beyond May 14, 2021, there can be no assurance that Shypdirect will be successful in doing so.

The Company has a highly experienced and dedicated senior management team, which, with the assistance of a highly experienced restructuring consultant, is currently evaluating various opportunities, whether by acquisition or otherwise, for the Company to augment its current business and/or enter into new line(s) of business. While the Company is hopeful that it will be able to announce a plan in this regard shortly, there can be no assurance that the Company will in fact be able to augment its current business and/or enter into new line(s) of business or to do so profitably.

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At December 31, 2019, we owned or leased an aggregate of approximately 256 trucks or delivery vehicles and employed 588 drivers, who worked in shifts that allowed us to utilize most of our transportation equipment on a 24/7 basis. We also utilized the services of independent contractors to provide our delivery services. At December 31, 2019, 47 independent contractors provided services to us on a full-time basis.

With the termination of Prime EFS’s last-mile delivery business effective September 30, 2020, we currently employ approximately 126 drivers, who work in shifts that allow us to utilize most of our transportation equipment on a 24/7 basis. We currently own or lease an aggregate of approximately 40 vehicles – approximately 25 box trucks, 10 tractor-trailers and 5 vans. These vehicles are driven by our employees.

We also continue to utilize the services of independent contractors to provide our delivery services. At present, with the termination of Prime EFS’s last-mile delivery business effective September 30, 2020, approximately 17 independent contractors, with access to approximately 50 of their own trucks, provide services to us on a full-time basis.

Corporate History

We were incorporated under the name “PetroTerra Corp.” in the State of Nevada on July 25, 2008. Prior to March 2017, we were an independent oil or gas exploration and development company focused on the acquisition or lease of properties that potentially contained extractable oil or gas. However, at that time, we had not generated any revenues and, due to a decline of the oil and gas markets, elected to seek other business opportunities.

On March 30, 2017, we entered into a Share Exchange Agreement, dated as of the same date, with Save on Transport Inc., a Florida-based non-asset provider of integrated transportation management solutions, including brokerage and logistics services related to the transportation of automobiles and other freight (“Save on Transport”), pursuant to which we acquired Save on Transport as a wholly-owned subsidiary.

Our acquisition of Save on Transport was treated as a reverse merger and recapitalization of Save on Transport for financial reporting purposes because the Save on Transport shareholders retained an approximate 80% controlling interest in our consolidated company. Save on Transport was considered the acquirer for accounting purposes, and our historical financial statements before the acquisition transaction were replaced with the historical financial statements of Save on Transport before such acquisition. The balance sheets at their historical cost basis of both entities were combined at the acquisition date and the results of operations from the acquisition date forward included the historical results of Save on Transport and our combined results of operations from the acquisition date forward.

On June 18, 2018, we completed the acquisition of 100% of the issued and outstanding membership interests of Prime EFS from its members.

On July 24, 2018, we formed Shypdirect LLC, a company organized under the laws of New Jersey. Shypdirect is a transportation company with a focus on tractor trailer and box truck deliveries of product on the east coast of the United States from one distributor’s warehouse to another warehouse or from a distributor’s warehouse to the post office.

Our principal executive offices are located in the United States at 5500 Military Trail, Suite 22-357, Jupiter, Florida 33458, and our telephone number is (833) 764-1443. References below to the “Company” are to TLSS and its wholly-owned subsidiary, Shypdirect.

Company Overview

Prior to September 30, 2020, we generated our revenues through two subsidiaries, Prime EFS and Shypdirect. Effective October 1, 2020, we are generating our revenues through Shypdirect only.

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For the period from January 1, 2018 to June 18, 2018, we operated in one reportable business segment consisting of brokerage and logistic services such as transportation scheduling, routing and other value-added services related to the transportation of automobiles and other freight.

From June 18, 2018 to May 1, 2019, we operated in two reportable business segments - (1) the transportation of automobiles and other freight (the “Save On” segment), and (2) a segment which, through Prime EFS and Shypdirect, concentrated on deliveries for online retailers in New York, New Jersey and Pennsylvania and on tractor trailer and box truck deliveries of product on the east coast of the United States from one distributor’s warehouse to another warehouse or from a distributor’s warehouse to the post office.

On May 1, 2019, we entered into a Share Exchange Agreement with Save On and Steven Yariv, whereby the Company returned all of the stock of Save On to Steven Yariv in exchange for Mr. Yariv conveying 1,000,000 shares of common stock of the Company back to the Company. Pursuant to Accounting Standard Codification (“ASC”) 205-20-45, the financial statement in which net income or loss of a business entity is reported shall report the results of operations of the discontinued operation in the period in which a discontinued operation either has been disposed of or is classified as held for sale. Accordingly, beginning in the second quarter of 2019, the period that Save On was disposed of, we reflect Save On as a discontinued operation and such presentation is retroactively applied to all periods presented in the accompanying consolidated financial statements.

Prior to September 30, 2020, Prime EFS provided multiple services involving movement of goods through e-commerce. It focused primarily on the transportation of packages that are ultimately to be delivered to the business or retail consumer, with transportation services going from the manufacturer or fulfillment center to the delivery station and from the delivery station to the end user (known as “last mile” deliveries). We are currently looking to offer the expertise and knowledge we have in this area to customers other than Amazon.

Our current services are priced based on whether a route is a mid-mile route, served by a box truck, or a long-haul route, served by a tractor-trailer. Mid-mile services are priced either at a fixed rate or a variable rate, depending on length of route. All our long-haul business is fixed fee, based solely on where we pick up a trailer and where we drop it off, not on the time it takes for us to complete the delivery and return the trailer to our customer. The number of packages is not a factor in pricing either mid-mile or long-haul.

E-Commerce Fulfillment Expertise

The rapid growth of e-commerce and the online retailing segment of e-commerce is well documented. Online retail companies have logistics needs that differ from those of traditional businesses. Unlike traditional inventory management, e-commerce companies need to ship items directly to customers, who expect their orders to arrive on time and as described. We have built our delivery services to perform effectively in the “on demand” shipping environment that is part of the e-commerce fulfillment solutions system. We are currently looking to offer the expertise and knowledge we have in this area to new customers.

We have built a network operations center (“NOC”) in Carlstadt, New Jersey, which allows us to track the location of each of our vehicles and address any on-road disruptions. Our NOC is designed to grow with our business as we add more vehicles for additional routes and expand geographically. Presently, we utilize our NOC solely for our own business. We anticipate that as our revenues grow and the reach and scope of our transportation activities expand (both geographically and within the tristate area in which we currently operate) we will also generate revenues from services provided via our NOC to other logistics providers.

Our Strategy and Competitive Strengths

Our strategy is to be a leader in the transportation industry in providing on-time, high-quality pick-up, transportation and long-haul and mid-mile delivery services. We will also attempt to grow our last-mile business. We attribute our growth and success to date to the following competitive strengths.

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Market Knowledge and Understanding. While we have been operating our current business for only a few years, our senior management personnel collectively have more than 40 years of experience in the transportation industry and broad knowledge in providing transportation services. These solutions are in high demand, and we hope to resume the growth we experienced prior to September 30, 2020. Members of our senior management team have e-commerce experience with online retailers and understand the dynamics of e-commerce growth, demands and logistics since all or the vast majority of their careers have been in e-commerce businesses. We believe we understand the various segments of the end-to-end solutions required to rapidly and accurately deliver goods between the various pick-up and delivery points in the delivery chain.

Unwavering Focus on Relationships and Superior Service. We aim to be the premier platform and partner of choice for our customers. We believe we offer superior services and solutions due to our company-wide commitment to customer service.

Experienced and Proven Management Team. We believe our management team is among the most experienced in the industry. Our senior management team brings experience in transportation and logistics, mergers and acquisitions, information technology, e-commerce retailing and fulfillment, and has an understanding of the cultural nuances of the e-commerce sectors we serve.

We hope to leverage our competitive strengths to increase shareholder value through the following core strategies.

Build Upon Strong Customer Relationships to Expand Organically. Prior to September 30, 2020, we built a strong relationship with Amazon that allowed us to expand the size of our service area and add higher margin services to our service offerings. We are continuing to build upon that relationship in the mid-mile and long-haul markets through Shypdirect.

During 2019, due to a decrease in “last mile” routes serviced related to our exit from certain areas in New York and Pennsylvania, we decreased the number of “last mile” local routes we served for Amazon from approximately 200 routes at December 31, 2018 to approximately 150 routes at December 31, 2019. However, we were able to expand the type of transportation services we render to Amazon to include “mid-mile” and long-haul transportation services in which we deliver packages from one distribution center to another or from the distribution center to the U.S. post office. We hope to maintain our relationship with Amazon through Shypdirect. However, even if that business also terminates in May 2021, we intend to utilize the experience gained from that relationship to help us diversify and perform similar services for other customers and delivery service providers.

Expand Our Operations to Other Regions of the U.S. Our mid-mile and long-haul delivery services are currently provided in the eastern United States. As we continue to expand our marketing and customer relationships, we anticipate expanding our geographic footprint to provide such services, and to capture market share, in other regions of the U.S. by opening our own operations centers and warehouses, acquiring existing regional transportation and logistics companies operating in other areas and partnering with local operators in other regions. We believe the expansion of our business in other regions of the U.S. will also allow us to expand our relationships with existing customers who operate in those regions.

Pursue Value-Enhancing Strategic Acquisitions. We intend to pursue strategic acquisitions as a means of adding new markets in the United States, expanding our transportation and logistics service offerings, adding talented management and operational employees, expanding and upgrading our technology platform and developing operational best practices. We are currently at various stages of reviewing several potential acquisition targets and believe we have significant opportunities to grow our business through our knowledge of our industry and possible acquisition targets.

Enhance Our Operating Margins. We hope to enhance our operating margins through a combination of increased operational efficiencies, leveraging our existing assets and distribution facilities and increasing our usage of technology to help us better plan, execute and monitor the performance of our services and transportation assets.

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Technology

An integral part of our operating philosophy is the utilization of technology to support our transportation services and provide our employees with real-time information on the status of our operations. We believe our focus on technology as a support to our operations allows our employees to focus on performing at high levels for the benefit of our customers.

Each of our vehicles contains a mobile communications device. By being “always-connected”, we are able to monitor the real time location, performance and effectiveness of our drivers as well as the operating condition of the vehicles.

We regularly collect data, generate automatic reporting and measure that information against key performance indicators such as routes taken, travel time, destination arrival and departure time. Our NOC is designed to be scalable and will be expanded in reach and performance capability if and when our revenues grow and our assets increase in number.

Customers and Markets

Prior to the fourth quarter of 2019, our package delivery services were provided primarily in New York, New Jersey and Pennsylvania; however, during the fourth quarter of 2019, we expanded operations in four (4) new markets in Georgia, Florida, Ohio and Tennessee.

Prior to September 30, 2020, we continued to operate in the foregoing markets. However, effective September 30, 2020, Prime’s participation in Amazon’s Delivery Service Provider program terminated. As a result, as of October 1, 2020, our sole markets are the long-haul and mid-mile markets, and currently our major customer for these services is Amazon.

As a result, we continue to have customer concentration risk, which we hope to address by expanding our organic growth through the addition of new customers and through the acquisition of businesses that provide transportation services for new customer bases.

We also hope to make our delivery and fulfillment solutions available to retailers besides Amazon.

Potential Acquisition

On November 11, 2020, our wholly owned subsidiary, TLSS Acquisition, Inc. (the “Acquisition Sub”), entered into an asset purchase agreement dated as of November 6, 2020 (“APA”), to acquire substantially all of the assets and certain liabilities of Cougar Express, Inc., a New York-based full service logistics provider specializing in pickup, warehousing and delivery services in the tri-state area (“Cougar Express”).

Cougar Express is a family-owned full-service transportation business that has been in operation for more than 30 years providing one-to-four person deliveries and offering white glove services. It utilizes its own fleet of trucks, warehouse/driver/office personnel and on-call subcontractors from its convenient and secure New York JFK airport area location, allowing it to pick-up and deliver throughout the New York tri-state area. Cougar Express serves a diverse base of 50 commercial accounts, which are freight forwarders that work with some of the most notable retail businesses in the country. Some of Cougar Express’s accounts have been customers of Cougar Express for more than 20 years.

The APA provides for a purchase price equal to $2,350,000 plus 50% of the difference between the accounts receivable acquired by the Acquisition Sub and the accounts payable assumed by the Acquisition Sub. The Acquisition Sub will also assume indebtedness on certain truck leases and other equipment and service plans for equipment and services that are used by Cougar Express and which will continue to be used by the Acquisition Sub post-closing. After closing, the Acquisition Sub plans to change its name to Cougar Express, Inc., and the seller (the current Cougar Express, Inc. corporation) and its owner would be barred from competing with the Cougar Express business for five years.

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The transaction is scheduled to close no later than January 15, 2021, subject to the completion of satisfactory due diligence by us to confirm the accuracy of all of Cougar Express’s representations and warranties in the APA and that Cougar Express has not suffered a material adverse change in its business, and also subject to Cougar Express’s procuring an acceptable landlord’s consent to Cougar Express’s assignment of the lease for its operating facility to the Acquisition Sub, and also subject to our securing financing for the acquisition.

Consistent with our primary strategy to become a leader in the transportation industry in providing on-time, high-quality pick-up, transportation and delivery services, we expect to accomplish this goal, in part, by pursuing strategic acquisitions as a means of adding new markets in the United States, expanding its transportation and logistics service offerings, adding talented management and operational employees, expanding and upgrading its technology platform and developing operational best practices. Moreover, one factor in assessing acquisition opportunities is the potential for subsequent organic growth post-acquisition.

We believe that the acquisition of Cougar Express would fit our current business plan, given Cougar Express’s demographic location, services offered, and diversified customer base, and given that it would provide us with a long-standing, well-run profitable operation as a first step to begin replacing the revenue we lost as a result of Amazon’s terminating its delivery service provider business. Furthermore, we believe that, because Cougar Express is strategically based in New York and serves the tri-state area, organic growth opportunities will be available for expanding its footprint into our primary base of operations in New Jersey, as well as efficiencies that could be derived by leveraging Shypdirect operational capabilities.

Competition

Transportation services are highly competitive and composed of fragmented marketplaces, with multiple companies competing in the geographic region in which we provide services. We compete on service, reliability, scope and scale of operations, technological capabilities and price. Our competitors include local, regional and national companies that offer the same services we provide — some with larger customer bases, significantly more resources and more experience than we have. Additionally, some of our customers have internal resources that can perform services we offer. Due in part to the fragmented nature of the industry, we must strive daily to retain existing business relationships and forge new relationships.

The health of the transportation industry will continue to be a function of domestic economic growth, particularly in the e-commerce marketplace. We believe that we have positioned the Company to grow with and benefit from the e-commerce expansion. Together with our scale, technology and company-specific initiatives, we believe that our positioning should keep us growing faster than the macro environment.

Seasonality

Our business is affected by seasonality, which historically has resulted in higher sales volume during our calendar year fourth quarter, which ends December 31st. Our gross revenue was approximately 24% higher during the fourth quarter of 2019 compared to the third quarter of 2019. Our gross revenue was approximately 69% higher during the fourth quarter of 2018 compared to the third quarter of 2018.

Regulation

Our operations are regulated and licensed by various governmental agencies. These regulations impact us directly and indirectly by regulating third-party transportation providers we use to transport freight for our customers.

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Regulation Affecting Motor Carriers, Owner-Operators and Transportation Brokers. In the United States, our subsidiaries that operate as motor carriers have motor carrier licenses issued by the Federal Motor Carrier Safety Administration (“FMCSA”) of the U.S. Department of Transportation (“DOT”). In addition, our subsidiaries acting as property brokers have property broker licenses issued by the FMCSA. Our motor carrier subsidiaries and the third-party motor carriers that provide services to us must comply with the safety and fitness regulations of the DOT, including those related to drug-testing, alcohol-testing, hours-of-service, records retention, vehicle inspection, driver qualification and minimum insurance requirements. Weight and equipment dimensions also are subject to government regulations. We also may become subject to new or more restrictive regulations relating to emissions, drivers’ hours-of-service, independent contractor eligibility requirements, onboard reporting of operations, air cargo security and other matters affecting safety or operating methods. Other agencies, such as the U.S. Environmental Protection Agency (“EPA”), the Food and Drug Administration (“FDA”), and the U.S. Department of Homeland Security (“DHS”), also regulate our equipment, operations and independent contractor drivers. Like our third-party support carriers, we are subject to a variety of vehicle registration and licensing requirements in certain states and local jurisdictions where we operate. In foreign jurisdictions where we operate, our operations are regulated by the appropriate governmental authorities.

In 2010, the FMCSA introduced the Compliance Safety Accountability program (“CSA”), which uses a Safety Management System (“SMS”) to rank motor carriers on seven categories of safety-related data, known as Behavioral Analysis and Safety Improvement Categories, or “BASICs.”

Although the CSA scores are not currently publicly available, we believe such scores will be made public in the future. Our fleet could be ranked worse or better than our competitors, and the safety ratings of our motor carrier operations could be impacted. Our network of third-party transportation providers may experience a similar result. A reduction in safety and fitness ratings may result in difficulty attracting and retaining qualified independent contractors and could cause our customers to direct their business away from the Company and to carriers with more favorable CSA scores, which would adversely affect our results of operations.

Classification of Independent Contractors. Tax and other federal and state regulatory authorities, as well as private litigants, continue to assert that independent contractor drivers in the trucking industry are employees rather than independent contractors. Federal legislators have introduced legislation in the past to make it easier for tax and other authorities to reclassify independent contractors as employees, including legislation to increase the recordkeeping requirements and heighten the penalties for companies who misclassify workers and are found to have violated overtime and/or wage requirements. Additionally, federal legislators have sought to abolish the current safe harbor allowing taxpayers that meet certain criteria to treat individuals as independent contractors if they are following a longstanding, recognized practice. Federal legislators also sought to expand the Fair Labor Standards Act to cover “non-employees” who perform labor or services for businesses, even if said non-employees are properly classified as independent contractors; require taxpayers to provide written notice to workers based upon their classification as either an employee or a non-employee; and impose penalties and fines for violations of the notice requirement and/or for misclassifications. Some states have launched initiatives to increase revenues from items such as unemployment, workers’ compensation and income taxes, and the reclassification of independent contractors as employees could help states with those initiatives. Taxing and other regulatory authorities and courts apply a variety of standards in their determinations of independent contractor status. If our independent contractor drivers are determined to be employees, we would incur additional exposure under some or all of the following: federal and state tax, workers’ compensation, unemployment benefits, and labor, employment and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings.

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Environmental Regulations. Our facilities and operations and our independent contractors are subject to various environmental laws and regulations dealing with the hauling, handling and disposal of hazardous materials, emissions from vehicles, engine-idling, fuel tanks and related fuel spillage and seepage, discharge and retention of storm water, and other environmental matters that involve inherent environmental risks. Similar laws and regulations may apply in many of the foreign jurisdictions in which we operate. We have instituted programs to monitor and control environmental risks and maintain compliance with applicable environmental laws and regulations. We may be responsible for the cleanup of any spill or other incident involving hazardous materials caused by our operations or business. In the past, we have been responsible for the costs of cleanup of diesel fuel spills caused by traffic accidents or other events, and none of these incidents materially affected our business or operations. We generally transport only hazardous materials rated as low-to-medium-risk, and a small percentage of our total shipments contain hazardous materials. We believe that our operations are in substantial compliance with current laws and regulations, and we do not know of any existing environmental condition that reasonably would be expected to have a material adverse effect on our business or operating results. Future changes in environmental regulations or liabilities from newly discovered environmental conditions or violations (and any associated fines and penalties) could have a material adverse effect on our business, competitive position, results of operations, financial condition or cash flows. U.S. federal and state governments, as well as governments in certain foreign jurisdictions where we operate, have also proposed environmental legislation that could, among other consequences, potentially limit carbon, exhaust and greenhouse gas emissions. If enacted, such legislation could result in higher costs for new tractors and trailers, reduced productivity and efficiency, and increased operating expenses, all of which could adversely affect our results of operations.

Employees

As of the date of this prospectus, the only employed individuals providing services to Transportation and Logistics Systems, Inc. are its chief executive officer and, on a part-time basis, its chief development officer. Other professional and executive services are procured by TLSS through independent contractors.

As of the date of this prospectus, Shypdirect has 38 employees, all of whom are full-time.

In addition to our chief executive officer, we have retained the services of a consultant, Ascentaur, LLC (“Ascentaur”), pursuant to a Consulting Agreement between the Company and Ascentaur dated February 21, 2020, as amended (the “Consulting Agreement”). Under the Consulting Agreement, Sebastian Giordano, the CEO and principal of Ascentaur, provides management services to the Company in the role of chief executive under direction of the Board. Mr. Giordano devotes the majority of his business attention to the Company, but he may spend time on other business ventures. The Consulting Agreement runs until January 31, 2023 (“Termination Date”), unless earlier terminated by an employment agreement between Mr. Giordano and the Company.

As consideration for Mr. Giordano’s services, Ascentaur receives a base consulting fee of $300,000 annually, payable in installments of $12,500 twice a month and is eligible for bonuses based on certain Company revenue, EBITDA, market capitalization or capital raise milestones. In addition, upon approval by the Board, Ascentaur received nonqualified stock options to purchase up to 25,000,000 shares of Common Stock of the Company at an exercise price of $0.06 per share. Mr. Giordano is also eligible for the Company’s standard medical and dental plans. Upon any termination of the Consulting Agreement by the Company without “Cause,” by Mr. Giordano for “Good Reason,” or by expiration and non-renewal of the Consulting Agreement as of the Termination, Mr. Giordano will receive (i) a separation payment equal to one year’s worth of the base consulting fee, (ii) all accrued and unpaid bonuses and (iii) accelerated vesting of all unvested options he may have received.

The Company and Mr. Giordano have also, as required by Nevada Revised Statutes Section 78.751, entered into an Indemnity Agreement (the “Indemnity Agreement”) whereby the Company indemnifies Mr. Giordano and Ascentaur, to the fullest extent as provided by Nevada corporate law, for all fees, costs and charges (including attorneys’ fees) for any actual or threatened claims against him, except to the extent that Mr. Giordano’s actions constituted gross negligence; criminal, fraudulent or reckless misconduct; or, with respect to any criminal actions, Mr. Giordano had reasonable cause to believe his actions were unlawful.

Information Systems

Prime EFS will use, if it resumes operations, and Shypdirect uses a suite of non-proprietary software programs and other technologies to manage dispatching of vehicles, employees, DOT compliance, vehicle maintenance, and scheduling.

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LEGAL PROCEEDINGS

A description of Legal Proceedings in which the Company is involved and claims against the Company that may legal proceedings is incorporated by reference to the documents set forth in the Section entitled “INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS” in this prospectus above. That information is supplemented and updated as follows.

Default by Prime EFS on June 4, 2020 Settlement with Creditors

On June 4, 2020, Prime EFS LLC (“Prime EFS”), a wholly-owned subsidiary of the Company, agreed with two related creditors (the “Creditors”) to a payment plan (the “Payment Plan”) to settle, without interest, a total outstanding balance of $2,038,556.06 (the “Outstanding Balance”) owed by Prime EFS to the Creditors.

Pursuant to the Payment Plan, Prime EFS was obligated to pay $75,000.00 to the Creditors on or before June 5, 2020 and $75,000.00 to the Creditors on or before June 12, 2020.

Thereafter, under the Payment Plan, beginning on June 19, 2020, Prime EFS was obligated to make weekly payments of $15,000.00 to the Creditors each Friday for 125 weeks ending with a final payment of $13,556.06 on November 18, 2022.

Under the Payment Plan, Prime EFS also agreed that, if it fails to make a scheduled payment or otherwise defaults on its obligations, the remaining Outstanding Balance would be accelerated and due, in full, within five business days after receipt by Prime EFS of a notice of default from the Creditors.

Under the Payment Plan, Prime EFS also agreed that, if Prime EFS does not pay the remaining Outstanding Balance within five business days after receipt of a notice of default, then the Creditors will be entitled to 9% per annum simple interest on the remaining Outstanding Balance from the date of default and to recover attorneys’ fees and costs for enforcement.

Prime EFS made the $75,000 payments due on each of June 5, 2020 and June 12, 2020.

Prime EFS also made each of the weekly payments due through Friday, September 18, 2020. However, Prime EFS did not make the payment due Friday, September 25, 2020, did not make any further weekly payment due under the Payment Plan, and has no present plan or intention to make any further payments under the Payment Plan because it lacks the cash-on-hand to do so.

By letter dated October 16, 2020, attorneys for the Creditors gave Prime EFS notice of default (the “Notice of Default”) under the settlement agreement that documents the Payment Plan and related terms and conditions. The Notice of Default correctly states that Prime EFS did not make the payment due under the Payment Plan on September 25, 2020 and has not made any further weekly payments since September 25, 2020. The Notice of Default correctly demands, under the settlement agreement that documents the Payment Plan and related terms and conditions, that, as of the day of Prime EFS’s default, Prime EFS owed the Creditors $1,678,556.06, which is accrued on the accompanying condensed consolidated balance at September 30, 2020. In the Notice of Default, the Creditors reserve the right to institute legal proceedings against Prime EFS for its. In the Notice of Default, the Creditors reserve the right to institute legal proceedings against Prime EFS for its defaults under the Payment Plan, to seek default interest at 9% per annum and to seek the Creditors’ costs of collection.

To date, Prime EFS has not responded to the Notice of Default and has no present plan or intention to respond.

Dispute between Patrick Nicholson and Prime EFS

By letter dated October 9, 2020, attorneys representing Patrick Nicholson allege that Prime EFS is in default of its payment obligations under a “10% Senior Secured Demand Promissory Note” issued February 13, 2019, in the principal amount of $165,000, and under a second promissory note issued April 24, 2019 in the principal amount of $55,000.

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In the demand, the attorneys for Mr. Nicholson allege the total balance owed, including interest, is $332,702.84 and that interest is continuing to accrue on each promissory note.

In the demand, the attorneys for Mr. Nicholson also contend that the Company is jointly and severally liable with Prime EFS for this balance.

In the demand, the attorneys for Mr. Nicholson also contend that the great bulk ($276,169) of the alleged balance due arises under the “10% Senior Secured Demand Promissory Note” issued February 13, 2019. However, this promissory note is, by its express terms, governed by New York law, and, in the opinion of Prime EFS’s counsel, such note is usurious on the face of it and unenforceable.

Further, in the opinion of counsel, formed after reasonable inquiry, neither promissory note is enforceable against any person or entity other than Prime EFS. If, as threatened, Mr. Nicholson files suit for nonpayment under either or both promissory notes, it is anticipated that the defendant(s) will mount a vigorous defense to the action.

Disputes Between Prime EFS, ELRAC LLC, and Enterprise Leasing Company of Philadelphia, LLC

On or about January 10, 2020, Prime EFS was named as sole defendant in a civil action captioned ELRAC LLC v. Prime EFS, filed in the United States District Court for the Eastern District of New York, assigned Case No. 1 :20-cv-00211 (the “ELRAC Action”). The complaint in the ELRAC Action alleged that Prime EFS failed to pay in full for repairs allegedly required by reason of property damage to delivery vehicles leased by Prime EFS from ELRAC LLC (“ELRAC”) to conduct its business. The complaint sought damages of not less than $382,000 plus $58,000 in insurance claims that ELRAC believes were collected by the Company and not reimbursed to ELRAC.

ELRAC subsequently moved for a default judgment against Prime EFS. By letter to the court dated March 9, 2020, Prime EFS opposed entry of a default judgment and contended that all claims in the ELRAC Action were subject to mandatory arbitration clauses found in the individual lease agreements. On March 19, 2020, ELRAC filed a stipulation dismissing the ELRAC Action without prejudice and advised Prime EFS that it intends to file an arbitration at the American Arbitration Association alleging essentially identical claims.

During the period it was leasing vans and trucks from ELRAC and its affiliate, Enterprise Leasing Company of Philadelphia, LLC (“Enterprise PA” and, with ELRAC, “Enterprise”), Prime EFS transferred $387,392 in deposits required by Enterprise as security for the payment of deductibles and uninsured damage to Enterprise’s fleet. Despite due demand, Enterprise never accounted to Prime EFS’s satisfaction regarding the application of these deposits. On June 10, 2020, Prime EFS therefore initiated an arbitration (the “Arbitration”) against Enterprise at the American Arbitration Association seeking the return of not less than $327,000 of these deposits.

On October 9, 2020, Enterprise filed its Answer and Counterclaims in the Arbitration. In its Answer, Enterprise denies liability to Prime EFS for $327,000 or any other sum. In its Counterclaims, ELRAC seeks $382,000 in damages and Enterprise PA seeks $256,000 in damages. Enterprise also seeks $62,000 in insurance payments allegedly made by Utica to Prime EFS.

Prime EFS believes the Enterprise Answer and Counterclaims lack merit and intends to defend its position in the Arbitration vigorously. Nevertheless, given the amount of the Counterclaim and the documentation which Enterprise has submitted in the arbitration in support thereof, the Company continues to reflect a liability of $440,000, i.e., the amount originally claimed as damages by ELRAC in the ELRAC’s federal action, as a contingency liability on the Company’s condensed consolidated balance sheet. Based on our knowledge of the matter, as developed to date, we continue to agree with this estimate of probable total Company liability.

BMF Capital v. Prime EFS LLC et al.

In a settlement agreement entered into as of March 6, 2020, the Company’s wholly-owned subsidiary Prime EFS agreed to pay BMF Capital (“BMF”) $275,000 on or by March 11, 2020, inter alia to discharge a convertible note, to cancel certain warrants on 40,300 shares of TLSS common stock, and to settle certain claims made by BMF Capital under certain merchant cash advance agreements (MCAs). Prime EFS did not pay a portion of the agreed $275,000 settlement amount by March 11, 2020, but the Company has subsequently paid the $275,000 in full. As more than seven (7) months have now passed, and BMF has not again contacted Prime EFS concerning this matter, Prime EFS believes this matter to now be closed.

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Bellridge Capital, L.P. and SCS, LLC v. TLSS

By letter dated April 28, 2020, a prior investor in the Company, Bellridge Capital, L.P. (“Bellridge”), claimed that the Company was in breach of its obligations under an August 29, 2019 letter agreement to issue a confession of judgment and to pay Bellridge $150,000 per month against the amounts due under, inter alia, an April 2019 promissory note. In the April 28, 2020 letter, Bellridge contended that TLSS owed Bellridge $1,978,557.76 as of that date. In a purported standstill agreement subsequently proposed by Bellridge, Bellridge claimed that TLSS owed it $2,271,099.83, a figure which allegedly included default rate interest. Bellridge also claimed that a subordination agreement it signed with the Company on August 30, 2019 was void ab initio. Bellridge also demanded the conversion of approximately $20,000 in indebtedness into Common Stock, a conversion which the Company had not effectuated at the time because the parties had not come to agreement on a conversion price. Such agreement was required for Bellridge to exercise its conversion rights under an agreement dated April 9, 2019 between Bellridge and the Company.

In an agreement dated August 3, 2020, Bellridge and the Company resolved many of the disputes between them. Among other provisions, Bellridge and the Company agreed upon the balance of all indebtedness owed to Bellridge as of August 3, 2020 ($2,150,000), a new maturity date on the indebtedness (April 30, 2021), and a price of $0.02 for the conversion of all Bellridge indebtedness into shares of Company Common Stock. In the agreement, Bellridge also agrees to release its claims against the Company and its senior management in a definitive settlement agreement. However, the August 3 agreement did not contain a release of claims by either party.

On September 11, 2020, a civil action was filed against the Company, John Mercadante and Douglas Cerny in the U.S. District Court for the Southern District of New York, captioned Bellridge Capital, L.P. v. Transportation and Logistics Systems, Inc., John Mercadante and Douglas Cerny. The case was assigned Case No. 20-cv-7485. The complaint alleges two separate claims (the first and second claims for relief) for purported violations of section 10(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and SEC Rule 10b-5 promulgated thereunder, against the Company, Mr. Mercadante and/or Mr. Cerny; a claim (the third claim for relief) purportedly for control person liability under section 20(a) of the Exchange Act against Messrs. Mercadante and Cerny; a claim (the fourth claim for relief) purportedly for fraudulent inducement against the Company; a claim (the fifth claim for relief) against the Company purportedly for breach of an exchange agreement between Bellridge Capital, L.P. (“Bellridge”) and the Company allegedly dated April 13, 2019 (the “Purported Exchange Agreement”); a claim (the sixth claim for relief) against the Company purportedly for specific performance of the Purported Exchange Agreement; a claim against the Company (the seventh claim for relief) for purported nonpayment of a promissory note dated December 26, 2018 pursuant to which the Company borrowed $300,000 and committed to pay Bellridge $330,000 on or by March 15, 2019 plus 10% interest per annum (the “December 2018 Note”); a claim (the eighth claim for relief) purportedly for a declaratory judgment that the Company allegedly failed to comply with a condition precedent to the effectiveness of a subordination agreement (the “Subordination Agreement”) executed and delivered in connection with the Purported Exchange Agreement; and a claim (the ninth claim for relief) for breach of an assignment agreement, executed on or about July 20, 2018 (the “Partial Assignment Agreement”) in connection with a purchase of 50,000 shares of Company convertible preferred stock, by Bellridge, from a third party.

The damages sought under the first, second and third claims for relief are not specified in the complaint. The fourth claim for relief seeks $128,394 in damages exclusive of interest and costs. The fifth claim for relief seeks $582,847 in damages exclusive of interest and costs. The sixth claim for relief demands that the Company honor allegedly outstanding stock conversions served by Bellridge at a price of $0.00545 per share. The seventh claim for relief seeks $267,970 in damages exclusive of interest and costs. The eighth claim for relief seeks a declaration that the Subordination Agreement is null and void. The ninth claim for relief seeks the difference between the conversion price of the shares at the time of the originally requested conversion and the price on the actual date of conversion, plus liquidated damages of $57,960.

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Briefly, the complaint in this action alleges, among other things, that the Company failed to make payments required under two promissory notes, namely the December 2018 Note and a convertible promissory note issued June 18, 2018 as amended by the Purported Exchange Agreement (the “June 2018 Note”). The complaint also alleges that the Company and its senior officer gave false assurances about a potential PIPE transaction in order to induce Bellridge to execute and deliver the Purported Exchange Agreement and the Subordination Agreement. The complaint also alleges that the Company failed to honor certain conversion notices issued by Bellridge and/or failed to negotiate an exercise price in good faith, allegedly as required by the Partial Assignment Agreement and/or the Purported Exchange Agreement. The forgoing discussion does no more than summarize certain of the major allegations of a complaint running 25 pages. Readers wishing additional information should review the complaint and/or discuss same with management. The Company believes it has substantial defenses to some or all claims in the complaint, including without limitation the defense of usury. Both the Company and Mr. Mercadante intend to defend this case vigorously.

On November 6, 2020, TLSI filed an answer in this matter, denying all material allegations of the complaint.

Based on the early stage of this matter, it is not possible to evaluate the likelihood of a favorable or unfavorable outcome, nor is it possible to estimate the amount or range of any potential loss in the matter.

SCS, LLC v. Transport and Logistics Systems, Inc.

On May 26, 2020, a civil action was filed against the Company in the Supreme Court of the State of New York, New York County, captioned SCS, LLC v. Transportation and Logistics Systems, Inc. The case was assigned Index No. 154433/2020.

The plaintiff in this action, SCS, LLC (“SCS”) alleges it is a limited liability company that entered into a renewable six-month consulting agreement with the Company dated September 5, 2019 and that the Company failed to make certain monthly payments due thereunder for the months of October 2019 through March 2020, summing to $42,000. The complaint alleges claims for breach of contract, quantum meruit, unjust enrichment and account stated.

On July 22, 2020, the Company filed its answer, defenses and counterclaims in this action. Among other allegations, the Company avers in its answer that SCS’s claims are barred by its unclean hands and other inequitable conduct, including breach of its duties (i) to maintain the confidentiality of information provided to SCS on a confidential basis and (ii) to work only in furtherance of the Company’s interests, not in furtherance of SCS’s own, and conflicting, interests. The Company also avers that SCS’s alleged damages must be reduced by the compensation and other benefits received by Lawrence Sands, founder of SCS, as a W-2 employee of the Company. The Company also avers that the New York Supreme Court lacks subject matter jurisdiction of the action because SCS concedes it is a Florida LLC based in Florida and that the Company is a Nevada corporation based in Florida.

On July 31, 2020, SCS moved for summary judgment in this action. On August 18, 2020, the Company moved to dismiss this action for lack of subject matter jurisdiction. In its motion, among other arguments, the Company asserted that the New York court lacks subject matter jurisdiction because neither party was formed under New York law; neither party maintains an office in the State of New York; consulting agreement between the parties dated September 5, 2019 was not performed in the State of New York; and the parties anticipated, at the time of contracting, that the bulk of SCS’s consulting services thereunder would be rendered in Florida, not New York.

On November 4, 2020, Supreme Court, New York County, heard argument on the Company’s motion to dismiss, granted the motion, and denied SCS’s motion summary judgment as moot (the “Decision”). SCS has a right to seek reconsideration and/or to take and perfect an appeal from the Decision within time periods prescribed by New York Civil Practice Law and Rules and related court rules.

Shareholder Derivative Action

On June 25, 2020, the Company was served with a putative shareholder derivative action filed in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida (the “Court”) captioned SCS, LLC, derivatively on behalf of Transportation and Logistics Systems, Inc. v. John Mercadante, Jr., Douglas Cerny, Sebastian Giordano, Ascentaur LLC and Transportation and Logistics Systems, Inc. The action has been assigned Case No. 2020-CA-006581.

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The plaintiff in this action, SCS, alleges it is a limited liability company formed by a former chief executive officer and director of the Company, Lawrence Sands. The complaint alleges that between April 2019 and June 2020, the current chairman and chief executive officer of the Company, the current chief development officer of the Company and, since February 2020, the Company’s restructuring consultant, breached fiduciary duties owed to the Company. The Company’s restructuring consultant, defendant Sebastian Giordano, renders his services through another defendant in the action, Ascentaur LLC.

Briefly, the complaint alleges that the Company’s chief executive officer breached duties to the Company by, among other actions, requesting, in mid-2019, that certain preferred equity holders, including SCS, convert their preferred shares into Company Common Stock in order to facilitate an equity offering by the Company and then not consummating an equity offering. The complaint also alleges that current management caused the Company to engage in purportedly wasteful and unnecessary transactions such as taking merchant cash advances (MCA) on disadvantageous terms. The complaint further alleges that current management “issued themselves over two million shares of common stock without consideration.” The complaint seeks unspecified compensatory and punitive damages on behalf of the Company for breach of fiduciary duty, negligent breach of fiduciary duty, constructive fraud, and civil conspiracy and the appointment of a receiver or custodian for the Company.

The Company’s current management has tendered the complaint to its directors’ and officers’ liability carrier for defense and indemnity purposes, which coverage is subject to a $250,000 self-insured retention or “deductible.” Company management, Mr. Giordano and Ascentaur LLC each advises that he or it deny each and every allegation of wrongdoing alleged in the complaint. Among other points, current management asserts that it made every effort to consummate an equity offering in late 2019 and early 2020 and could not do so solely because of the Company’s precarious financial condition. Current management also asserts it made clear to SCS and other preferred equity holders, before they converted their shares into Common Stock, that the Company could not guarantee that it would be able to consummate an equity offering in late 2019 or early 2020. In addition, current management asserts that it received equity in the Company on terms that were entirely fair to the Company and entered into MCA transactions solely because no other financing was available to the Company.

On August 5, 2020, all defendants in this action moved to dismiss the complaint for failure to state a claim upon which relief can be granted. Among other allegations, all defendants allege in their motion that, through this lawsuit, SCS is improperly attempting to second-guess business decisions made by the Company’s Board of Directors, based solely on hindsight (as opposed to any well-pleaded facts demonstrating a lack of care or good faith). All defendants also assert that the majority of the claims are governed by Nevada law because they concern the internal affairs of the Company. Defendants further assert that, under Nevada law, each of the business decisions challenged by SCS is protected by the business judgment rule. Defendants further assert that, even if SCS could rebut the presumption that the business judgment rule applies to all such transactions, SCS has failed to allege facts demonstrating that intentional misconduct, fraud, or a knowing violation of the law occurred—a requirement under Nevada law in order for director or officer liability to arise. Defendants further assert that, because SCS’s constructive fraud claim simply repackages Plaintiff’s claims for breach of fiduciary duty, it too must fail. In the absence of an adequately-alleged independent cause of action—let alone an unlawful agreement between the defendants entered into for the purpose of harming the Company, SCS’s claim for civil conspiracy must also be dismissed. Finally, defendants contend that SCS’s extraordinary request that a receiver or custodian be appointed to manage and supervise the Company’s activities and affairs throughout the duration of this unfounded action is without merit because SCS does not allege the Company is subject to loss so serious and significant that the appointment of a receiver or custodian is “absolutely necessary to do complete justice.”

SCS has a right to file court papers opposing the above motion and thereafter the defendants have a right to file reply papers in further support of the motion (the “MTD”). To date, the court has not entered an order scheduling these filings or a hearing on the MTD.

In the interim, SCS has propounded certain discovery requests to Mr. Giordano concerning his personal jurisdiction and de facto officer defenses to which Mr. Giordano responded in timely fashion, to the extent required by Florida court rules.

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While they hope to prevail on the motion, win or lose, current Company management, Mr. Giordano and Ascentaur LLC advise that they intend to mount a vigorous defense to this action, as they believe the action to be entirely bereft of merit.

It is not possible to evaluate the likelihood of a favorable or unfavorable outcome, nor is it possible to estimate the amount or range of any potential loss in the matter.

Frank Mazzola v. Prime EFS, et al.

On July 24, 2020, Prime EFS terminated the employment of Frank Mazzola effective that day. On July 27, 2020, Mr. Mazzola filed a Complaint and Jury Demand in the United States District Court for the Southern District of New York in which he named as defendants Prime EFS, the Company, John Mercadante and Douglas Cerny. The case was assigned # 1:20-CV-5788-VM. In this action, Mr. Mazzola alleges that he had an employment agreement with Prime EFS and that Prime EFS breached the alleged employment agreement through two alleged pay reductions and by terminating his employment. The Complaint contains eight counts: (1) breach of contract against Prime EFS; (2) breach of the covenant of good faith and fair dealing against Prime EFS; (3) intentional misrepresentation against Prime EFS, the Company and Mr. Mercadante; (4) negligent misrepresentation against Prime EFS, the Company and Mr. Mercadante; (5) tortious interference with contract against the Company, Mr. Mercadante and Mr. Cerny; (6) tortious interference with prospective economic advantage against the Company, Mr. Mercadante and Mr. Cerny; (7) conversion against all defendants; and (8) unjust enrichment against all defendants. Mr. Mazzola seeks specific performance of the alleged employment agreement and damages of not less than $3 million.

Without Answering the Complaint, on August 14, 2020, the defendants objected to the Complaint on the grounds of lack of personal jurisdiction, improper venue and because the Complaint failed to state a claim upon which relief could be granted. On August 25, 2020, the Court ordered Mr. Mazzola to respond to the defendants’ objections within three days. On August 28, 2020, Mr. Mazzola voluntarily withdrew the action.

On September 1, 2020, Mr. Mazzola served the defendants with a Complaint and Jury Demand that Mr. Mazzola filed in the Superior Court of New Jersey, Law Division, Bergen County, docket number BER-L-004967-20. The Complaint alleged the same claims as those set forth in the Complaint that Mr. Mazzola had filed in the now withdrawn New York federal lawsuit. On September 28, 2020, the defendants removed the New Jersey state court lawsuit to the United States District Court for the District of New Jersey, which has been assigned civil action number 2:20-cv-13387-BRM-ESK. On October 5, 2020, all defendants filed a motion to dismiss each and every claim asserted against them in the New Jersey federal action.

By letter dated November 18, 2020, Mr. Mazzola, by counsel, sought leave of court to file an amended complaint in this matter. On November 25, 2020, the Court granted plaintiff leave to file an amended complaint on or by December 7, 2020, and granted defendants an extension to January 11, 2021 to file an answer or to move against the amended complaint.

The proposed amended complaint, as currently lodged with the Court, alleges three (3) claims for relief: one for Breach of Contract against Prime EFS; one for “Piercing the Corporate Veil” against the Company; and one for “Fraudulent Inducement” against Messrs. Mercadante and Cerny.

The damages sought by each claim are identical: “approximately $2,000,000, representing $1,040,000 in [alleged] severance”; $759,038.41 in alleged “accrued but unpaid salary”; and non-cash benefits under the alleged executive employment agreement.

Owing to the early stage of this matter, it is not possible to evaluate the likelihood of a favorable or unfavorable outcome, nor is it possible to estimate the amount or range of any potential loss in the matter.

Rosemary Mazzola v. TLSS and Douglas Cerny

On September 19, 2020, attorneys for Frank Mazzola’s mother, Rosemary Mazzola, filed an action in the U.S. District Court for the Southern District of New York against the Company and Douglas Cerny. The case was assigned docket number 1:20-cv-7582 and assigned to USDJ Gregory H. Woods. In this action, Ms. Mazzola claims that the Company entered into and breached an unspecified contract by failing to pay her $94,000. In addition, the complaint claims that, although he was not a party to the unspecified contract, Mr. Cerny falsely represented that the Company intended to “repay” Ms. Mazzola $94,000 plus interest. The complaint seeks $94,000 from each defendant, plus late fees, costs, prejudgment interest and attorneys’ fees and, from Mr. Cerny, punitive damages in an unspecified amount. The complaint also alleges claims for account stated and breach of implied warranty of good faith and fair dealing, allegedly premised on the same indebtedness.

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On October 26, 2020, in lieu of filing an answer, all defendants, by counsel, submitted timely a letter motion (the “Oct. 26 Letter Motion”) for leave to file a motion to dismiss the complaint, which filing pointed out numerous alleged deficiencies with the complaint. Among other things, in the Oct. 26 Letter Motion, defendants pointed out (a) that Mr. Cerny is not a proper defendant and that, in any event, the Court lacks personal jurisdiction over him; (b) that the only conceivable contract on which the complaint could be based is the Amended and Restated Stock Purchase Agreement, dated September 30, 2018, pursuant to which Mrs. Mazzola and others sold their membership interests in Prime EFS to the Company; (c) that pursuant to that contract, “[i]n lieu of the receipt of cash by Rosemary Mazzola at Closing, Rosemary Mazzola has agreed to loan such cash amount [$489,174] to the Company” — defined to be Prime EFS, not the Company; and (d) therefore, that the only entity with an obligation to pay any amounts allegedly due to Mrs. Mazzola under the 2018 agreement is Prime EFS, not the Company.

In addition, in the Oct. 26 Letter Motion, defendants assert that, at least at this juncture, a claim against Prime EFS under the 2018 agreement would be improper. As noted above, in the 2018 agreement, it is merely agreed that, “[i]n lieu of the receipt of cash by Rosemary Mazzola at Closing, Rosemary Mazzola has agreed to loan such cash amount to the Company [Prime EFS] to be used for working capital.” No terms and conditions of the loan were specified. Hence, defendants assert, a suit against Prime EFS on the loan today would be at least premature.

By order entered November 5, 2020, the Court gave new counsel for Mrs. Mazzola, the 80-year-old mother of Frank Mazzola, until November 23, 2020, to file an amended complaint in this action and, if warranted by the amended complaint, gave defendants until December 7, 2020 to file a renewed letter motion to dismiss this lawsuit.

On November 23, 2020, counsel for Ms. Mazzola filed an Amended Complaint in this action, dropping Mr. Cerny and adding Prime EFS, LLC as a party. The new pleading demands $209,000 rather than the $94,000 in damages previously alleged. The new complaint alleges three claims: breach of contract against Prime EFS, alter ego liability against the company, and unjust enrichment against both the Company and Prime EFS. Ms. Mazzola also demands legal fees and expenses under a prevailing-party provision in the Amended Stock Purchase Agreement.

As of September 30, 2020, a $94,000 liability is included in due to related parties on the Company’s condensed consolidated balance sheet as of such date.

Owing to the early stage of this matter, it is not possible for us to evaluate the likelihood of a favorable or unfavorable outcome, nor is it possible to estimate the amount or range of any potential loss in the matter.

Prime EFS v. Amazon Logistics, Inc.

On June 19, 2020, Amazon Logistics, Inc. (“Amazon”) notified Prime EFS that Amazon did not intend to renew the Delivery Service Partner Program Agreement between Prime EFS and Amazon when it expired. In the Prime EFS Termination Notice, Amazon stated that the Delivery Service Partner Program Agreement between Prime EFS and Amazon expired on September 30, 2020. Prime EFS believed on advice of counsel that Amazon’s position misconstrued the expiration date under the Delivery Service Partner Program Agreement between Prime EFS and Amazon. Prime EFS therefore filed an arbitration at the American Arbitration Association (the “AAA”) seeking temporary, preliminary, and permanent injunctive relief prohibiting Amazon from terminating the Delivery Service Partner Program Agreement between Prime EFS and Amazon prior to March 31, 2021 (the “Amazon Arbitration”).

In a ruling issued July 30, 2020, the arbitrator appointed by the AAA on an emergency basis affirmed the validity of Amazon’s construction of the Delivery Service Partner Program Agreement between Prime EFS and Amazon and notice terminating that agreement effective September 30, 2020. The Company concluded, on advice of counsel, that no court would suspend, vacate or modify the July 30, 2020, ruling.

On July 17, 2020, Amazon notified Shypdirect by the Shypdirect Termination Notice that Amazon had elected to terminate the Program Agreement between Amazon and Shypdirect effective as of November 14, 2020.

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Amazon did not state a reason for the Shypdirect Termination Notice. Under the Program Agreement, Amazon can terminate the agreement without a reason and solely for convenience on 120 days’ notice.

In a “Separation Agreement” dated August 23, 2020, by and among Amazon, Prime EFS and the Company, Prime EFS and the Company agreed, for nominal consideration, that the Delivery Service Partner Program Agreement between Amazon and Prime EFS would terminate effective September 30, 2020; that Prime EFS and the Company would cooperate in an orderly transition of the last-mile delivery business from Prime EFS to other service providers; that Prime EFS would return any and all vehicles leased from Element Fleet Corporation by October 7, 2020 in good repair; and that Prime EFS would dismiss the Amazon Arbitration with prejudice. Under the same Separation Agreement, Prime EFS and the Company released any and all claims they had against Amazon and promised not to sue Amazon. In a “Settlement and Release Agreement” dated August 21, 2020, by and among Amazon, Shypdirect, Prime EFS and the Company, Amazon withdrew the Shypdirect Termination Notice and extended the term of the Program Agreement to and including May 14, 2021. In the Settlement and Release Agreement, Shypdirect released any and all claims it had against Amazon, arising under the Program Agreement between Amazon and Shypdirect effective as of November 14, 2020, or otherwise.

Jose R. Mercedes-Mejia v. Shypdirect LLC, Prime EFS LLC et al.

On August 4, 2020, an action was filed against Shypdirect, Prime EFS and others in the Superior Court of New Jersey for Bergen County captioned Jose R. Mercedes-Mejia v. Shypdirect LLC, Prime EFS LLC et al. The case was assigned docket number BER-L-004534-20. In this action, the plaintiff seeks reimbursement of his medical expenses and damages for personal injuries following an accident with a box truck leased by Prime EFS and being driven by a Prime EFS employee, in which the plaintiff’s ankle was injured. Plaintiff has thus far transmitted medical bills exceeding $789,000. Prime EFS and Shypdirect have demanded their vehicle liability carrier assume the defense of this action. To date, the carrier has not done so, allegedly inter alia because the box truck was not on the list of insured vehicles at the time of the accident.

On November 9, 2020, Prime EFS and Shypdirect filed their answer to the complaint in this action and also filed a third-party action against the insurance company in an effort to obtain defense and indemnity for this action. We intend to vigorously defend against this claim and to pursue the coverage action. However, we cannot evaluate the likelihood of an adverse outcome or estimate our liability, if any, in connection with this claim.

Valesky v. Prime EFS and Frank Mazzola

Plaintiff, an ex-dispatcher for Prime EFS, brought this action in the U.S. District Court for the District of New Jersey under the Family and Medical Leave Act of 1993 and the New Jersey Law Against Discrimination seeking unspecified compensatory and punitive damages. Plaintiff alleges he was fired while still in a neck brace. Prime EFS’s insurer has acknowledged its duty to defend this matter, and the Company and Prime EFS expect that the insurer will ultimately indemnify Prime EFS for any damages paid.

Ynes Accilien v. Prime EFS

This action was brought on April 27, 2020 in the Superior Court of New Jersey for Bergen County by the plaintiff alleging injuries from a May 12, 2019 collision with a van leased by Prime EFS and operated by Prime EFS employees. The plaintiff has also filed a workers’ compensation claim. Prime EFS’s insurer has acknowledged its duty to defend this matter, and the Company and Prime EFS expect that the insurer will ultimately indemnify Prime EFS for any damages paid.

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DESCRIPTION OF THE PRIVATE PLACEMENT

On October 8, 2020, the Company entered into a Securities Purchase Agreement with the Selling Stockholders pursuant to which the Selling Stockholders agreed to purchase, severally and not jointly, an aggregate of (i) 47,977 shares of Series E Stock and (ii) the Warrants to purchase 23,988,500 shares of Common Stock which are equal to 50% of the shares of Common Stock issuable upon conversion of the Series E Stock if the Series E Stock were converted on October 8, 2020 (the “Series E Offering”). The gross proceeds to the Company are $640,000.

In connection with the Series E Offering, the Company entered into a Registration Rights Agreement pursuant to which the Company agreed to file, and to bear expenses of, a registration statement on Form S-1 to register the resale of the shares of Common Stock issuable to the Selling Stockholders upon conversion of the Series E Stock and exercise of the Warrants. Pursuant to the Registration Rights Agreement, if the Company’s registration fails to remain continuously effective, or the Selling Stockholders are unable to utilize this prospectus to resell registrable shares for a longer than 30-day period during any 12-month period, then the Company shall pay to the Selling Stockholder who is unable to resell an amount equal to 1% of such Selling Stockholder’s investment amount for each month in which such Selling Stockholder is unable to resell.

The initial exercise price of the Warrants is $0.04 per share, subject to adjustment as provided therein, including, but not limited to, an “anti-dilution” adjustment that would require the Company to reduce the exercise price of Warrants previously issued to the Selling Stockholders if the Company issues (or is deemed to have issued) any additional Warrants, Options or Convertible Securities that could convert to Common Stock at a per-share price less than $0.04.

To consummate the Series E Offering, the Board of Directors (the “Board”) created the Series E Stock pursuant to the authority vested in the Board by the Company’s Amended and Restated Articles of Incorporation to issue up to 10,000,0000 shares of preferred stock, $0.001 par value per share, of which 7,049,999 are unissued and undesignated. The Company’s Amended and Restated Articles of Incorporation explicitly authorize the Board to issue any or all of such shares of preferred stock in one (1) or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the Company’s stockholders.

On October 6, 2020, the Board filed the Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock (the “Series E COD”) with the Secretary of State of the State of Nevada designating 562,250 shares of preferred stock as Series E Stock. Each holder of Series E Stock has the right to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series E Stock held by such holder are convertible as of the applicable record date.

The Series E Stock has a stated value of $13.34 per share (the “Series E Stated Value”). If, on or after October 8, 2021, the Company does not have at least one class of securities listed on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (subject to extension if the Company has an application pending for such a listing), then the holders of a majority of the then-outstanding Series E Stock may demand that their Series E Stock be redeemed at a price equal to the Stated Value per share plus all declared but unpaid dividends thereon.

On a pari passu basis with the holders of Series D Convertible Preferred Stock that is currently issued and outstanding, upon the liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, the Series E Stock is entitled to receive an amount per share equal to the Stated Value and then receive a pro-rata portion of the remaining assets available for distribution to the holders of Common Stock on an as-converted to Common Stock basis. Until October 8, 2021, the holders of Series E Stock have the right, with certain specified exceptions, to participate, pro rata, in each subsequent financing in an amount up to 25% of the total proceeds of such financing on the same terms, conditions and price otherwise available in such subsequent financing.

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Subject to a Beneficial Ownership Limitation (as defined below), certain triggering events as described below, anti-dilution protection as described below and customary adjustments for stock dividends and stock splits, each share of Series E Stock is initially convertible into 1,000 shares of Common Stock at the option of the holder, as provided in the Series E COD. A holder of Series E Stock may not convert any shares of Series E Stock into Common Stock if the holder (together with the holder’s affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion (“Beneficial Ownership Limitation”), as such percentage ownership is determined in accordance with the terms of the Series E COD. However, upon notice from the holder to the Company, the holder may decrease or increase the Beneficial Ownership Limitation, which may not exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series E COD, provided that any such increase or decrease in the beneficial ownership limitation will not take effect until 61 days following notice to the Company.

Triggering Events

Upon the occurrence of certain triggering events and until such triggering event is cured, each share of Series E Stock will be convertible into 2,779.17 shares of Common Stock at the option of the holder, and subject to the Beneficial Ownership Limitation. Triggering events include, but are not limited to, (1) failure to satisfy Rule 144 current public information requirements; (2) ceasing to be a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or failing to comply with the reporting requirements of a reporting company under the Exchange Act; (3) suspension from or termination of trading on a public market; (4) failure to reserve a number of shares of Common Stock equal to the lesser of (a) 200% of all shares issuable upon the conversion of all Series E Stock or (b) 200,000,000 shares (after cure periods and subject to certain extensions); (5) various insolvency proceedings (subject to certain carveouts); (6) material breach of the Series E Offering transaction documents; (7) the Company’s written notice (including publicly) of its intention not to comply with any conversion request with respect to the Series E Stock (other than pursuant to the Beneficial Ownership Limitation or as otherwise permitted by the Series E COD); (8) the Company’s failure to pay, on the dividend date, any declared dividend to any holder of the Series E Stock; (9) the rendering of a final judgment in excess of $50,000 against the Company, which judgment is not bonded, stayed, settled, or discharged within 10 days thereof; and (10) failure of the Company to redeem any Series E Stock as provided in the Series E COD.

Anti-Dilution

If the Company issues or sells (or is deemed to have issued or sold) additional shares of Common Stock for a price-per-share that is less than the price equal to the conversion price of the Series E Stock held by the holders of the Series E Stock immediately prior to such issuance, then the conversion price of the Series E Stock will be reduced to the price per share of such dilutive issuance. In addition to the foregoing, for as long as any shares of Series E Stock remain outstanding, if the Company sells any Common Stock (or Common Stock equivalent) on terms that a Selling Stockholder reasonably believes to be more favorable than the terms of the Stock Purchase Agreement, then the Company shall amend the terms of the Stock Purchase Agreement with respect to such Selling Stockholder so as to match such more favorable terms; provided however, that the foregoing will not apply to the first $7,500,000 of sales.

Approval of at least a majority of the outstanding Series E Stock is required to: (a) amend or repeal any provision of, or add any provision to, the Company’s Articles of Incorporation or bylaws, or file any Certificate of Designation (however such document is named) or articles of amendment to create any class or any series of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series E Stock, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or bylaws or by merger, consolidation or otherwise or filing any Certificate of Designation, it being understood that the creation of a new security having rights, preferences or privileges senior to or on parity with the Series E Stock in a future financing will not constitute an amendment, addition, alteration, filing, waiver or repeal for these purposes; (b) increase or decrease (other than by conversion) the authorized number of Series E Stock; (c) issue any Series D Convertible Preferred Stock; (d) issue any Series E Stock in excess of 562,250 or (e) without limiting any provision hereunder, whether or not prohibited by the terms of the Series E Stock, circumvent a right of the Series E Stock.

As of the date of this prospectus, as a result of the Series E Offering, there is outstanding:

1.	47,977 shares of Series E Convertible Preferred Stock; and
2.	Warrants to purchase 23,988,500 shares of Common Stock at an exercise price of $0.04 per share, subject to adjustment as set forth in the warrant agreement.

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The Offering

Common Stock being offered by the selling stockholders assuming no Triggering Event (as defined in the Series E COD)	71,965,500 shares including (i) 47,977,000 issuable upon exercise of conversion rights pursuant to the Series E Stock outstanding and (ii) 23,988,500 shares issuable upon exercise of the Warrants, which have an exercise price of $0.04 per share, subject to adjustment.

Common Stock being offered by the selling stockholders assuming the occurrence and continuance of a Triggering Event (as defined in the Series E COD)	157,324,582 shares including (i) 133,336,082 issuable upon exercise of conversion rights pursuant to the Series E Stock outstanding and (ii) 23,988,500 shares issuable upon exercise of the Warrants, which have an exercise price of $0.04 per share, subject to adjustment.

Common Stock outstanding prior to the Offering(1)	1,472,924,335 shares outstanding as of September 30, 2020,(1) which includes 24,000,000 shares issued in October 2020 for a Series D Stock conversion that occurred in September 2020, and 1,564,388,350 shares outstanding as of November 12, 2020.(1)

Common Stock outstanding after the Offering assuming full conversion of all outstanding Series E Stock, full exercise of all outstanding Warrants and no Triggering Event (as defined in the Series E COD) (1)	1,636,353,850

Terms of Offering	The Selling Stockholders will determine when and how they will sell the shares of our common stock offered hereby, as described in “Plan of Distribution” beginning on page 27.

Use of proceeds	The Selling Stockholders will receive all of the proceeds from the sale of the shares offered under this prospectus. We will not receive proceeds from the sale of the shares by the Selling Stockholders. However, to the extent the Warrants are exercised for cash, we will receive up to an aggregate of $959,540 in gross proceeds. We expect to use the proceeds from the exercise of such warrants, if any, for working capital and general corporate purposes.

OTC Pink Symbol	TLSS

Risk Factors	Investing in our common stock involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

(1)	This amount does not include:

●	an aggregate of 80,000 shares of common stock issuable upon the exercise of outstanding stock purchase options that are exercisable for a purchase price of $8.85 per share and expire in April 2024;

●	an aggregate of 114,000 shares of common stock issuable upon the exercise of outstanding stock purchase warrants that are exercisable for a purchase price of $1.00 per share and expire in June 2024;

●	an aggregate of 24,204,445 shares of Common Stock issuable upon the exercise of outstanding common stock warrants for a purchase price of $0.006 per share, subject to adjustment, and expire in January 2025;

●	an aggregate of 827,200 shares of Common Stock issuable upon the exercise of outstanding common stock warrants for a purchase price of $0.40 per share, issued between January 1, 2020 and April 30, 2020, each for a term of five years;

●	an aggregate of 124,376,000 shares of Common Stock issuable upon the exercise of conversion rights pursuant to outstanding shares of Series D Convertible Preferred Stock;

●	an aggregate of 1,298,078 shares of Common Stock issuable pursuant warrants to purchase at an exercise price of $2.50 currently outstanding (Pursuant to the terms of these warrants, the exercise price of these warrants is subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock. These warrants were issued between July 1, 2019 and September 30, 2019 and have terms of five years.;

●	an aggregate of 203,000 shares of Common Stock issuable pursuant to a warrant to purchase at an exercise price of $1.81 currently outstanding (Pursuant to the terms of this warrant, the exercise price of these warrants is subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock. This warrant wase issued on July 12, 2019 and have a term of five years.); and

●	an aggregate of 28,100,000 shares of Common Stock issuable upon the exercise of outstanding common stock warrants for a purchase price of $0.006 per share, subject to adjustment, and which expire on June 16, 2025.

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RISK FACTORS

You should carefully consider and evaluate all of the information in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and in particular, the risks described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020. If any of these risks occurs, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this prospectus. The risks described below and in any document incorporated by reference are not the only ones we face, but are considered to be the most material. Other unknown or unpredictable economic, business, competitive, regulatory or other factors could have material adverse effects on our future results. If any such adverse effect occurs, the price of our Common Stock could decline materially, and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Termination of Principal Subsidiary Prime EFS’s Business Effective September 30, 2020

Between June 18, 2018 and September 30, 2020, we operated through two New Jersey-based subsidiaries, Prime EFS and Shypdirect. Prime EFS conducted our last-mile business, focusing on deliveries to retail consumers in New York, New Jersey and Pennsylvania (the Tri-State Area). Shypdirect conducted and still conducts our long-haul and mid-mile delivery businesses in five specific markets, including the Tri-State Area.

Revenues under the Prime EFS DSP Program agreement were approximately 67.8% of total revenues in 2019 and 97.0% of total revenues for the period from June 18, 2018 (acquisition date of Prime EFS) to December 31, 2018. Revenues for Shypdirect under the Amazon Relay Carrier Terms of Service Agreement were approximately 30.9% of total revenues in 2019 and 1.5% of total revenues for the period from June 18, 2018 (acquisition date of Prime EFS) to December 31, 2018.

Revenues under the Prime EFS DSP Program for the nine months ended September 30, 2020 were $13,732,513, or 58.5% of total Company revenues. Revenues for Shypdirect under the Amazon Relay Carrier Terms of Service Agreement were $9,175,769, or 39.0% of total Company revenues for the nine months ended September 30, 2020.

The great bulk of Prime EFS’s business prior to September 30, 2020, was conducted pursuant to the Delivery Service Provider program (“the DSP Program”) of Amazon Logistics, Inc., a subsidiary of Amazon.com, Inc. (“Amazon”). In June 2020, Amazon gave notice to Prime EFS that Amazon would not be renewing Prime EFS’s DSP Program agreement when that agreement terminated effective September 30, 2020. As a result of the termination of Prime EFS’s participation in Amazon’s DSP Program, effective September 30, 2020, and Prime EFS’s inability to replace the lost revenues, on or about October 20, 2020, Prime EFS gave notice to its vendors and other creditors that Prime EFS will be going out of business.

Prime EFS projects that it will suffer a virtual 100% loss of revenues from the DSP Program in the fourth quarter of 2020 as compared to the fourth quarter of 2019. We can make no assurance that we will be able to replace any of the lost Prime EFS revenues in 2021 or thereafter. Prime EFS is also in default of certain material payments due under financing indebtedness with certain creditors (see “Litigation”). The Company is currently considering placing Prime EFS in voluntary bankruptcy and/or dissolving Prime EFS.

Unless and until the Company, whether by acquisition or otherwise, finds new “last-mile” business, and/or enters into new line(s) of business, the Company’s Shypdirect subsidiary will be the major source of the Company’s revenues through May 14, 2021, the date that the Amazon Relay Carrier Terms of Service is currently set to expire. Such revenues will be substantially less than the Company’s historical revenues, which will have a material adverse effect on the Company’s profitability and will increase its losses for this year. If the Company is not able to adapt to such adverse effects, it may be forced to close its business entirely.

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Risk of Termination of Shypdirect Business Effective May 14, 2021

Shypdirect, as noted, has conducted and still conducts our long-haul and mid-mile delivery businesses. Like Prime EFS, a single customer – Amazon – accounts for virtually all of Shypdirect’s business. Shypdirect conducts its business as a carrier under a relay program service agreement with Amazon Logistics, Inc., last amended on August 24, 2020 (the “Amazon Relay Carrier Terms of Service”). Under that agreement, Shypdirect provides transportation services, including receiving, loading, storing, transporting, delivering, unloading and related services, for Amazon and its customers.

Although Amazon recently extended the term of the Amazon Relay Carrier Terms of Service, the contract, at present, expires May 14, 2021. While the Company hopes to be able to extend the term of the Amazon Relay Carrier Terms of Service beyond May 14, 2021, there can be no assurance that Shypdirect will be successful in doing so.

Shypdirect is attempting the grow its business in other markets, but can give no assurance that it will be successful. If it is not and if Amazon chooses not to renew the Amazon Relay Carrier Terms of Service, when it expires May 14, 2021, the Company will lose this line of business and may be forced to cease operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third-party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should review carefully the section entitled “Risk Factors” beginning on page 23 of this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our Common Stock.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of the Shares offered by them under this prospectus. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders covered by this prospectus, but we would receive any proceeds from the exercise of the Warrants. If all of such Warrants are exercised for cash, we would receive $959,520 in proceeds. We will use all proceeds, if any, from any such exercise for working capital purposes.

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DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the Shares offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices. The offering price of the Shares does not and will not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock might not trade at market prices in excess of the offering price, as prices for Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain all available funds to support operations and to finance the growth and development of our business. Any future determination related to payments of dividends will be at the discretion of our Board after taking into account various factors that our Board deems relevant, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and debt restrictions, if any.

PRINCIPAL AND SELLING STOCKHOLDERS

We are registering the shares hereby pursuant to the terms of our agreements with certain stockholders, in order to permit the Selling Stockholders identified in the table below to offer the shares for resale from time to time.

This prospectus covers the resale, from time to time by the Selling Stockholders identified below, of up to 157,324,582 shares of our common stock, par value $0.001 per share, which consists of (i) 133,336,082 shares issuable upon conversion of the outstanding Series E Stock assuming a Triggering Event (as defined in the Series E COD) has occurred and is continuing, resulting in the Selling Stockholders having the right to convert each share of Series E Stock into shares of Common Stock having a value equal to 125% of the Stated Value of $13.34 per share of Series E Stock at a conversion price equal to $0.006 per share of Common Stock and (ii) 23,988,500 shares issuable upon the exercise of outstanding Warrants exercisable at $0.04 per share. Unless and until a Triggering Event (as defined in the Series E COD) has occurred and is continuing, only 47,977,000 shares of our Common Stock are issuable upon conversion of the outstanding Series E Stock. All of these Shares of our Common Stock are being offered for resale by the Selling Stockholders.

The Series E Stock is subject to anti-dilution protection. If we sell or issue additional shares of Common Stock at a price less than the conversion price of the Series E Stock (with certain exceptions specified in the Series E COD), the conversion price of the Series E Stock will be accordingly reduced to such lower issuance price. Moreover, for as long as any shares of Series E Stock remain outstanding, if the Company sells any Common Stock (or Common Stock equivalent) on terms that a Selling Stockholder reasonably believes to be more favorable than the terms of the Stock Purchase Agreement, the Company shall amend the terms of the Stock Purchase Agreement with respect to such Selling Stockholder so as to match the more favorable terms; provided, however, that the foregoing will not apply to the first $7,500,000 of sales.

The table below sets forth certain information regarding the Selling Stockholders and the Shares of our Common Stock offered by them in this prospectus. The Selling Stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of acquisition of our shares or other securities. To the best of our knowledge, none of the Selling Stockholders is a broker dealer or an affiliate of a broker dealer other than as described in the footnotes to the table below. Unless otherwise indicated, the mailing address of all listed Selling Stockholders is c/o Transportation and Logistics Systems, Inc., 5500 Military Trail, Suite 22-357, Jupiter, Florida 33458.

Pursuant to the Series E COD and under the terms of the Warrants, a Selling Stockholder may not convert Series E Stock or exercise the Warrants to the extent such conversion or exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of our Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon conversion of the outstanding Series E Stock which have not been converted. The foregoing notwithstanding, a Selling Stockholder may, at its option and upon 61 days’ notice to the Company, increase such ownership limitation, not to exceed 9.99% of our then outstanding shares of Common Stock.

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	Prior to Offering			Number of Shares			After Completion of Maximum Offering
	Number of Shares Beneficially Owned Prior to this Offering (No Triggering Event)		Number of Shares Being Sold (No Triggering Event)	Beneficially Owned Prior to this Offering (Triggering Event Continuing)		Number of Shares Being Sold (Triggering Event Continuing)	Number of Shares Beneficially Owned**
Selling Stockholder	Number	%		Number	%		Number	%
Mercer Street Global Opportunity Fund, LLC(1)	24,738,000	1.6%	24,738,000	54,080,017	3.3%	54,080,017	-0-	0.0%
Cavalry Fund I LP(2)	173,246,229	10.3%	24,738,000	202.588,246	11.8%	54,080,017	148,508,229	9.0%
Efrat Investments LLC(3)	22,489,000	1.4%	22,489,000	49,164,546	3.0%	49,164,546	-0-	0.0%

Directors and NEOs
John Mercadante, Jr.(4)	1,400,000	*		1,400,000	*		1,400,000	*
Douglas M. Cerny(5)	1,000,000	*		1,000,000	*		1,000,000	*
All executive officers and directors as a group(4)(5)	2,400,000	*		2,400,000	*		2,400,000	*

*  less than 1%

** Assumes that all the shares are sold

(1) Includes (i) 16,492,000 shares issuable upon conversion of 16,492 shares of Series E Stock, and (ii) 8,246,000 shares of common stock issuable upon exercise of a Warrant. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. Mr. Jonathan Juchno has voting and dispositive powers over the shares held by Mercer Street Global Opportunity Fund, LLC. Mr. Juchno disclaims beneficial ownership over the shares held by Mercer Street Global Opportunity Fund, LLC. The address of Mercer Street Global Opportunity Fund, LLC is 107 Grand Street, 7th Floor, New York, NY 10013.

(2) Includes (i) 16,492,000 shares issuable upon conversion of 16,492 shares of Series E Stock, and (ii) 8,246,000 shares of common stock issuable upon exercise of a Warrant. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. Includes (i) 92,107,000 shares issuable upon conversion of 92,107 shares of Series D Stock. Includes 56,401,229 shares of Common Stock held as of November 23, 2020. Mr. Thomas Walsh has voting and dispositive powers over the shares held by Cavalry Fund I LP. Mr. Walsh disclaims beneficial ownership over the shares held by Cavalry Fund I LP. The address of Cavalry Fund I LP is 61 Kinderkamack Road, Woodcliff Lake, NJ 07677.

(3) Includes (i) 14,993,000 shares of common stock issuable upon conversion of 14,993 shares of Series E Stock and (ii) 7,496,000 shares of common stock issuable upon exercise of a Warrant. The Series E Stock and the Warrants contain a 4.99% beneficial ownership blocker. Mr. Pinny Rotter has voting and dispositive powers over the shares held by Efrat Investments LLC. Mr. Rotter disclaims beneficial ownership over the shares held by Efrat Investments LLC. The address of Efrat Investments LLC is 59 Lenox Avenue, Clifton, NJ 07012.

(4) Includes 100,000 shares owned by Mr. Mercadante’s girlfriend, Wendy Cabral. Mr. Mercadante disclaims beneficially ownership over the shares owned by Ms. Cabral,

(5) Includes 200,000 shares owned by Mr. Cerny’s girlfriend, Leslie Oppenheimer. Mr. Cerny disclaims beneficially ownership over the shares owned by Ms. Oppenheimer,

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PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares of Common Stock on the OTC Markets or any other stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121 or NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell Shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent.

The Company is required to pay all fees and expenses incurred by the Company incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and any claims brought against any of the Selling Stockholders by any stockholder of the Company.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. No underwriter or coordinating broker is acting in connection with the proposed sale or the resale of Shares by the Selling Stockholders.

The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF SECURITIES

The following description of our capital stock summarizes the material terms and provisions of our Common Stock and preferred stock.

As of November [●], 2020, the Company has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), its Common Stock.

The following is a summary of information concerning capital stock of the Company. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended, (the “Charter”) and Bylaws of the Company (the “By-Laws”), and are entirely qualified by these documents.

Common Stock

Authorized Shares. The Company is authorized to issue up to four billion (4,000,000,000) shares of Common Stock.

Dividends. Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Voting Rights. Each share of Common Stock is entitled to one vote per share on matters voted on by the stockholders.

Liquidation Rights. Subject to any preferential rights of outstanding shares of Preferred Stock, holders of Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution. As of November 6, 2020, holders of 124,376 shares of Series D Convertible Preferred Stock have the right to receive a liquidation preference equal to $6.00 per share prior to any distribution or payment to the holders of the Common Stock and pari passu with the Series E Stock and 47,977 shares of Series E Stock have the right to receive a liquidation preference equal to $13.34 per share prior to any distribution or payment to the holders of the Common Stock and pari passu with the Series D Stock.

Other Rights. The shares of Common Stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of Common Stock are not currently entitled to pre-emptive rights.

Fully Paid. The issued and outstanding shares of Common Stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of Common Stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares.

Listing. The Common Stock is quoted on the OTC Pink market under the symbol “TLSS”.

Holders. As of [November 30], 2020, the approximate number of record holders of the Company’s Common Stock was 71, and the approximate number of beneficial owners of the Company’s Common Stock, as determined by a survey of brokers, was 1,980.

Preferred Stock

Our Board has been authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board, which may include, among other features, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Series B Preferred Stock

In August 2019, our Board designated Series B Preferred Stock consisting of 1,700,000 shares with a par value of $0.001 and a stated value of $0.001. The Series B Preferred Stock has no voting rights and is not redeemable. Each share of Series B Preferred Stock is convertible into one share of Common Stock at the option of the holder subject to beneficial ownership limitation.

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On August 16, 2019, the Company issued 1,000,000 shares of Series B Preferred Stock for services rendered to the former member of Prime EFS who is considered a related party. The shares were valued at $2.50 per share on an as if converted basis to Common Stock based on then recent sales of the Company’s Common Stock of $2.50 per share. In connection with the issuance of the Series B Preferred Stock, the Company recorded stock-based compensation of $2,500,000. On July 24, 2020, the Company issued 1,000,000 shares of Common Stock upon the conversion these shares of Series B Preferred Stock.

On August 16, 2019, the Company issued 700,000 shares of Series B Preferred Stock upon settlement of 700,000 shares of issuable Common Stock.

Series D Preferred Stock

In July 2020, our Board designated 1,250,000 shares of our authorized shares of preferred stock as Series D Convertible Preferred Stock (the “Series D Stock”), which has the following preferences, voting powers, qualifications and special or relative rights or privileges.

Conversion. Subject to a beneficial ownership limitation and customary adjustments for stock dividends and stock splits, each share of Series D Stock is convertible into 1,000 shares of Common Stock. A holder of Series D Stock may not convert any shares of Series D Stock into Common Stock if the holder (together with the holder’s affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “Series D COD”). However, upon notice from a holder to the Company, such holder may decrease or increase for such holder the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series D COD, provided that any such increase or decrease in the beneficial ownership limitation will not take effect until 61 days following notice to the Company.

Dividends. Holders of Series D Stock are not entitled to receive dividends in respect of such shares.

Voting Rights. The Series D Stock has no voting rights, except as otherwise required by law and that approval of at least a majority of the outstanding Series D Stock is required to: (a) amend or repeal any provision of, or add any provision to, the Company’s Articles of Incorporation or bylaws, or file any Certificate of Designation (however such document is named) or articles of amendment to create any class or any series of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit of the Series D Stock, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or bylaws or by merger, consolidation or otherwise or filing any Certificate of Designation, it being understood that the creation of a new security having rights, preferences or privileges senior to or on parity with the Series D Stock in a future financing will not constitute an amendment, addition, alteration, filing, waiver or repeal for these purposes; (b) increase or decrease (other than by conversion) the authorized number of shares of Series D Stock; (c) issue any Series D Stock, other than to certain specified persons; or (d) without limiting any provision hereunder, whether or not prohibited by the terms of the Series D Stock, circumvent a right of the Series D Stock.

Liquidation Preference. The Series D Stock has a stated value of $6.00 per share (the “Series D Stated Value”). On a pari passu basis with the holders of Series E Stock, and subject to the liquidation preference of the Series B Stock if any were then outstanding, that is currently issued and outstanding, upon the liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, the holders of the Series D Stock are entitled to receive an amount per share equal to the Series D Stated Value and then receive a pro-rata portion of the remaining assets available for distribution to the holders of Common Stock on an as-converted to Common Stock basis.

Redemption Rights. We are not obligated to redeem or repurchase any shares of Series D Stock. Shares of Series D Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous provisions.

Participation Rights. Until July 20, 2021, the holders of Series D Stock have the right to participate, pro rata, in each subsequent sale of Common Stock (or any securities that would entitle the holders thereof to acquire Common Stock including, without limitation, debt, preferred stock, rights, options or warrants) in an amount up to 25% of the total proceeds of such financing on the same terms, conditions and price otherwise available in such subsequent financing.

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Series E Preferred Stock

In October 2020, our Board designated 562,250 shares of our authorized shares of preferred stock as Series E Stock, which has the following preferences, voting powers, qualifications and special or relative rights or privileges, provided that such description is qualified by the more detailed description in this prospectus and in the Series E COD.

Conversion. Subject to a beneficial ownership limitation and customary adjustments for stock dividends and stock splits, each share of Series E Stock is initially convertible into a number of shares of the Company’s Common Stock equal to (i) 1,000 multiplied by (ii) a fraction (A) the numerator if which is $0.01334 and (B) the denominator of which is equal to the conversion price in effect at the time of conversion. The initial conversion price of $0.01334 is subject to adjustment for stock dividends and stock splits and dilutive issuances as defined in the Series E COD. A holder of Series E Stock may not convert any shares of Series E Stock into Common Stock if the holder (together with the holder’s affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the Series E COD. However, upon notice from the holder to the Company, a holder may decrease or increase for such holder the beneficial ownership limitation, which may not exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series E COD, provided that any such increase or decrease in the beneficial ownership limitation will not take effect until 61 days following notice to the Company. Upon the occurrence of certain triggering events and until such triggering event is cured, each share of Series E Stock will be convertible into 2,779.17 shares of Common Stock subject to the limitation described above in this paragraph. Triggering events include, but are not limited to, (1) failure to satisfy Rule 144 current public information requirements; (2) ceasing to be a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or failing to comply with the reporting requirements of a reporting company under the Exchange Act; (3) suspension from or termination of trading; (4) failure to reserve sufficient shares of Common Stock (after cure periods and subject to certain extensions); (5) various insolvency proceedings (subject to certain carveouts); (6) material breach of the Series E Offering transaction documents; and (7) failure to redeem the Series E Stock when demanded as permitted in the Series E COD.

Dividends. Holders of Series E Stock are not entitled to receive dividends in respect of such shares.

Voting Rights. Each holder of Series E Stock has the right to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series E Stock held by such holder are convertible as of the applicable record date. Approval of at least a majority of the outstanding Series E Stock is required to: (a) amend or repeal any provision of, or add any provision to, the Company’s Articles of Incorporation or bylaws, or file any Certificate of Designation (however such document is named) or articles of amendment to create any class or any series of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series E Stock, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or bylaws or by merger, consolidation or otherwise or filing any Certificate of Designation, it being understood that the creation of a new security having rights, preferences or privileges senior to or on parity with the Series E Stock in a future financing will not constitute an amendment, addition, alteration, filing, waiver or repeal for these purposes; (b) increase or decrease (other than by conversion) the authorized number of shares of Series E Stock; (c) issue any Series D Convertible Preferred Stock; (d) issue any Series E Stock in excess of 562,250 shares; or (e) without limiting any provision hereunder, whether or not prohibited by the terms of the Series E Stock, circumvent a right of the Series E Stock.

Liquidation Preference. The Series E Stock has a stated value of $13.34 per share. On a pari passu basis with the holders of Series D Stock that is currently issued and outstanding, upon the liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, the holders of the Series E Stock are entitled to receive an amount per share equal to the Series E Stated Value and then receive a pro-rata portion of the remaining assets available for distribution to the holders of Common Stock on an as-converted to Common Stock basis.

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Redemption Rights. If, on or after October 8, 2021, the Company does not have at least one class of securities listed on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (subject to extension if the Company has an application pending for such a listing) the holders of a majority of the then-outstanding Series E Stock may demand that their Series E Stock be redeemed at a price equal to the Series E Stated Value per share plus all declared but unpaid dividends thereon.

Participation Rights. Until October 8, 2021, the holders of Series E Stock have the right to participate, pro rata, in each subsequent financing in an amount up to 25% of the total proceeds of such financing on the same terms, conditions and price otherwise available in such subsequent financing.

Series E Offering Warrants

Warrants to purchase 23,988,500 shares of Common Stock are currently outstanding, which are equal to 50% of the shares of Common Stock issuable upon conversion of the Series E Stock if the Series E Stock were converted on October 8, 2020. The initial exercise price of the Warrants is $0.04 per share, subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock or if, other than upon conversion of Series D Stock and/or Series E Stock, we issue shares of common stock, or securities exercisable to purchase or convertible into, shares of Common Stock, for a purchase price that is less than the exercise price in effect at such time, in which event the exercise price shall be reduced to the price per share at which we issued, or may be required to issue, shares of Common Stock. Further, until the Series E Stock is no longer outstanding, a decrease in the exercise price of the Warrants triggers a corresponding increase in the number of shares of Common Stock issuable upon exercise of the Warrants such that the aggregate exercise value remains constant. The Warrants expire on October 8, 2025.

Other Warrants and Options

●	An aggregate of 114,000 shares of Common Stock are issuable upon the exercise of outstanding common stock purchase warrants for a purchase price of $1.00 per share which expire in June 2024.

●	Warrants to purchase 24,204,445 shares of Common Stock at an exercise price of $0.006 per share are currently outstanding. The initial exercise price of these warrants was $2.50 per share. Pursuant to the terms of these warrants, the exercise price of these warrants is subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock or if we issue shares of Common Stock, or securities exercisable to purchase or convertible into shares of Common Stock, for a purchase price that is less than the exercise price in effect at such time, in which event the exercise price shall be reduced to the price per share at which we issued, or may be required to issue, shares of Common Stock. As of November [●], 2020, the exercise price of these warrants has been reduced to $0.006 per share. These warrants were issued on August 30, 2019 and expire on [August 30, 2024].

●	Warrants to purchase 827,200 shares of Common Stock at an exercise price of $0.40 are currently outstanding. Pursuant to the terms of these warrants, the exercise price of these warrants is subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock. These warrants were issued between January 1, 2020 and April 30, 2020 and have terms of five years.

●	Warrants to purchase 1,298,078 shares of Common Stock at an exercise price of $2.50 are currently outstanding. Pursuant to the terms of these warrants, the exercise price of these warrants is subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock. These warrants were issued between July 1, 2019 and September 30, 2019 and have terms of five years.

●	Warrant to purchase 203,000 shares of Common Stock at an exercise price of $1.81 are currently outstanding. Pursuant to the terms of this warrant, the exercise price of these warrants is subject to adjustment in the event of stock splits, stock combinations or the like of our Common Stock. This warrant wase issued on July 12, 2019 and have a term of five years.

●	On June 16, 2020, the Company issued a Common Stock purchase warrant to Ascentaur, LLC to purchase up to 25,000,000 shares of Common Stock at an initial exercise price of $0.06 per share, subject to adjustment for any stock dividend, stock split, stock combination, reclassification or similar transaction. This warrant expires on June 16, 2025.

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●	On June 16, 2020, the Company issued a Common Stock purchase warrant to Harry Datys to purchase up to 3,100,000 shares of Common Stock at an initial exercise price of $0.06 per share, subject to adjustment for any stock dividend, stock split, stock combination, reclassification or similar transaction. This warrant expires on June 16, 2025.

●	An aggregate of 80,000 shares of Common Stock are issuable upon the exercise of outstanding stock purchase options that are exercisable for a purchase price of $8.85 per share and expire in April 2024.

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status or the combination is approved by the Board of Directors and thereafter is approved at a meeting of the stockholders (and not by written consent) by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders. Further, this prohibition extends beyond the expiration of the two-year period, unless:

●	the combination was approved by the Board of Directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the Board of Directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders (which may be by written consent); or

●	the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher. In each case, the price-per-share calculation is increased for interest from the date of the calculation, and decreased for dividends paid on common shares.

A “combination” is generally defined to include

(a)	Any merger or consolidation with an “interested stockholder”;

(b)	or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having:

(i)	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation,

(ii)	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or

(iii)	10% or more of the earning power or net income of the corporation;

(c)   certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder;

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(d)	The issuance or transfer, in one transaction or a series of transactions, of any shares that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding voting shares of corporation to an “interested stockholder” (except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders);

(e)	The adoption of any plan or proposal for the liquidation or dissolution of corporation under any agreement, arrangement or understanding, whether or not in writing, with the “interested stockholder”;

(f)	Any receipt by the “interested stockholder” of the benefit, directly or indirectly (except proportionately as a stockholder of the corporation), of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the corporation; and

(g)	certain other reclassifications, recapitalizations, mergers/consolidations with subsidiaries, or other transactions (whether or not by agreement with the “interested stockholder”) that has the immediate and proximate effect of increasing the proportionate voting shares (including through convertible securities) held by the “interested stockholder”, unless such transaction would otherwise be excluded by clause (d) above.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares only have such voting rights as are approved by a majority of disinterested stockholders. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Transfer Company. The transfer agent’s telephone number is (303) 282-4800.

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LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Flangas Law Group.

EXPERTS

Our consolidated financial statements for the fiscal years ended December 31, 2019 and 2018 have been audited by Salberg & Company, P.A., an independent registered public accounting firm as set forth in their report thereto, and are incorporated in this prospectus by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement, as amended, on Form S-1 under the Securities Act with respect to the securities that are being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities that are being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s web site is http://www.sec.gov.

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Up to 157,324,582 Shares

TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

Common Stock

PROSPECTUS DATED [●], 2020

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. Except for the SEC registration fee, all of the amounts shown are estimates.

SEC registration fee	$171.64
Legal fees and expenses*	$40,000.00
Accounting fees and expenses*	$15,000
Printing and miscellaneous expenses*	$4,828.36	*

	$60,000 .00

* Estimated solely for the purpose of this Item. Actual expenses may vary.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Neither our articles of incorporation nor our bylaws prevents us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by such individual in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

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NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act, and we will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On June 18, 2018, we issued 1,500,000 shares of Common Stock to our Chief Executive Officer for services rendered. The shares were valued at $3,090,000, or $2.06 per share.

On June 18, 2018, we issued 600,000 shares of Common Stock to two consultants for services rendered. The shares were valued at $1,236,000, or $2.06 per share.

In connection with the acquisition of Prime EFS on June 18, 2018, we issued 1,500,000 shares of our Common Stock valued at $3,090,000, or $2.06 per share, the fair value of the Company’s Common Stock based on the quoted closing price of the Company’s Common Stock on the closing date of such acquisition.

On June 19, 2018, we issued to an institutional investor a senior secured convertible note in the principal amount of $2,497,502.50 for a purchase price of $1,665,000. The principal due under such note accrues interest at a rate of 10% per annum.

In October 2018, we issued 50,000 shares of Common Stock to a related-party lender in connection with loans made between July and October 2018. The shares were valued at $100,000, or $2.00 per share.

On March 11, 2019 and April 11, 2019, we issued non-negotiable senior convertible promissory notes to two investors affiliated with John Mercadante, our Chairman of the Board and Chief Executive Officer, in the principal amounts of $500,000 and $2,000,000, respectively. The principal due under the notes accrues interest at the rate of 18% per annum; such interest is payable monthly over the term of the notes in cash or common stock, at the holder’s election.

On February 25, 2019, we issued an aggregate of 2,670,688 shares of Common Stock to an executive officer, employees and consultants of our company for services rendered. The shares were valued at $2,750,808, or $1.03 per share.

On April 9, 2019, we entered into an agreement with an investor that cancelled outstanding warrants held by such investor in exchange for an aggregate of 600,000 shares of Common Stock, valued at $7,686,000, or $12.81 per share.

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On April 9, 2019, we entered into an agreement with an investor that modified our existing obligations to such investor by reducing the principal balance of the note outstanding held by such investor to $1,800,000, in exchange for the issuance of 800,000 shares of restricted Common Stock, valued at $10,248,000, or $12.81 per share. Such aggregate issuance will occur in increments of no fewer than the lesser of (i) 50,000 shares and (ii) the balance of the 800,000 shares owed. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Company’s Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable pursuant to such agreement. As of the date of this report, 100,000 of these shares have been issued and 700,000 shares were issuable at June 30, 2019. These 800,000 shares issued and issuable were valued at $10,248,000, or $12.81 per share, based on the quoted trading price of the Company’s Common Stock on the date of grant. In connection with these shares, the Company recorded a loss on debt extinguishment of $10,248,000. On August 16, 2019, the 700,000 shares issuable were converted into 700,000 shares of Series B Preferred Stock.

On April 9, 2019, we entered into agreements with all holders of our Series A Convertible Preferred Stock to exchange all 4,000,000 outstanding shares of Series A Convertible Preferred Stock for an aggregate of 2,600,000 shares of restricted Common Stock.

On May 1, 2019, we issued an aggregate of 30,000 shares of Common Stock, valued at $265,500, or $8.85 per share, to consultants.

On June 14, 2019, we issued 200,000 shares of Common Stock, valued at $2,200,000, or $11.00 per share, to an employee of our Company for services rendered.

On July 8, 2019, pursuant to a one-year consulting agreement, we agreed to issue 50,000 shares of our common stock to a consultant for investor relations services to be rendered. These shares were valued at $125,000, or $2.50 per common share, based on contemporaneous Common Stock sales. 25,000 of these shares vested on January 8, 2020, and 25,000 shares were to vest on July 8, 2020. In connection with these shares, we shall record stock-based consulting fees over the vesting period of one year. In April 2020, pursuant to a settlement agreement, 25,000 shares that were non-vested were cancelled.

In connection with a Note Conversion Agreement dated July 12, 2019, we issued 203,000 shares of our Common Stock at $2.50 per share for the conversion of a related party convertible note payable of $500,000 and accrued interest payable of $7,500. In connection with the conversion of this convertible note, the Company issued the note holder warrants to purchase 203,000 shares of the Company’s Common Stock at an exercise price of $1.81 per share for a period of five years.

In connection with a Note Conversion Agreement dated July 12, 2019, we issued 812,000 shares of our Common Stock at $2.50 per share for the conversion of a related-party convertible note payable of $2,000,000 and accrued interest payable of $30,000. In connection with the conversion of this convertible note, the Company issued the note holder warrants to purchase 812,000 shares of the Company’s Common Stock at an exercise price of $2.50 per share for a period of five years.

On August 30, 2019, the Company completed an equity offering, pursuant to which certain accredited investors agreed to purchase, severally and not jointly, 585,000 units of the Company, each unit comprised one (1) share of Common Stock, and a common stock purchase warrant to purchase one (1) share of Common Stock at an exercise price of $2.50 per share of Common Stock (the “August 2019 Equity Offering”).

On August 30, 2019, we issued and sold to accredited investors (collectively, the “Debt Investors”) convertible promissory notes in the aggregate principal amount of $2,469,840 (the “Notes”) and common stock purchase warrants to purchase up to 987,940 shares of our Common Stock (the “August 2019 Debt Offering”) pursuant to a Securities Purchase Agreement (the “August 2019 Debt Purchase Agreement”). We received net proceeds of $295,534, which is net of a 10% original issue discounts of $246,984 and origination fees of $61,101, and is net of $1,643,367 for the repayment of notes payable, and net of $222,854 related to the conversion of existing notes payable already outstanding to these lenders into these Notes. The Notes initially bore interest at 10% per annum and became due and payable on November 30, 2020. During the existence of an Event of Default (as defined in the Notes), interest accrued at the lesser of (i) the rate of 18% per annum, or (ii) the maximum amount permitted by law. The Notes were convertible, in whole or in part, at any time, and from time to time, into shares of Common Stock at the option of the Debt Investor. The initial conversion price of the Notes was the lower of: (i) $3.50 per share and (ii) the price per share paid by Debt Investors in the simultaneous equity offering of up to $1,000,000. If an Event of Default (as defined in the Notes) occurred, regardless of whether it has been cured or remains ongoing, the Notes were initially convertible at the lower of: (i) $3.50 and (ii) 70% of the second lowest closing price of the Common Stock as reported on the Trading Market (as defined in the Notes) during the 20 consecutive Trading Day (as defined in the Notes) period ending and including the Trading Day (as defined in the Notes) immediately preceding the delivery or deemed delivery of the applicable notice of conversion (the “Notes Default Conversion Price”).

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The Notes and the common stock purchase warrants included in the August 2019 Debt Offering included, and the common stock purchase warrants issued in the August 2019 Equity Offering include, down-round provisions under which the Note conversion price and warrant exercise price could be affected, on a full-ratchet basis, by future equity offerings and deemed equity offerings undertaken by the Company. Ultimately, the conversion price of the Notes and the exercise price of the warrants were each reduced to their current level of $0.006. The common stock purchase warrants issued in the August 2019 Debt Offering also provided that when the exercise price was reduced, the number of shares of Common Stock issuable would increase so as to maintain the aggregate exercise price payable in respect of such warrants.

During the three months ended September 30, 2019, we issued 423,711 shares of our Common Stock and 423,711 warrants to purchase our Common Stock at an exercise price of $2.50 per share in connection with the conversion of notes payable of $946,250 and accrued interest of $113,027. These shares were valued at $1,059,277, or $2.50 per common share, based on contemporaneous Common Stock sales.

In October 2019, we issued 34,000 shares of our Common Stock and 34,000 five-year warrants to purchase Common Stock shares for an exercise price of $2.50 per Common Stock share to investors for cash proceeds of $85,000, or $2.50 per share, pursuant to unit subscription agreements.

On October 1, 2019, we issued 28,367 shares of our Common Stock and 28,367 warrants at an exercise price of $2.50 per share in connection with the conversion of notes payable of $57,500 and accrued interest of $13,417.

On October 2, 2019, we granted 300,000 shares of our Common Stock to a former employee for accounting services rendered. The shares were valued at $750,000, or $2.50 per share, based on contemporaneous Common Stock sales. In connection with these shares, we recorded stock-based compensation of $750,000.

On October 3, 2019, we issued and sold to an investor a convertible promissory note in the principal amount of $166,667, and warrants (the “October 3 Warrant”) to purchase up to 66,401 shares of our Common Stock pursuant to a Securities Purchase Agreement with an accredited investor. We received net proceeds of $150,000, which is net of a 10% original issue discount of $16,667. The note bears interest at 10% per annum and becomes due and payable on January 3, 2021. During the existence of an Event of Default (as defined in the note), interest accrues at the lesser of (i) the rate of 18% per annum, or (ii) the maximum amount permitted by law. The note is convertible, in whole or in part, at any time, and from time to time, into shares of Common Stock at the option of the holder. The “Conversion Price” in effect on any Conversion Date (as defined in the note) means, as of any Conversion Date (as defined in the note) or other date of determination, the lower of: (i) $2.51 per share and (ii) the price per share paid by investors in the contemplated equity offering of up to $1,000,000. If an Event of Default (as defined in the note) has occurred, regardless of whether such Event of Default (as defined in the note) has been cured or remains ongoing, the note shall be convertible at the lower of: (i) $2.51 and (ii) 70% of the second lowest closing price of the Common Stock as reported on the Trading Market (as defined in the note) during the 20 consecutive Trading Day (as defined in the note) period ending and including the Trading Day (as defined in the note) immediately preceding the delivery or deemed delivery of the applicable notice of conversion. The related warrant is exercisable at any time on or after the date of the issuance and entitles the investor to purchase shares of the Company’s Common Stock for a period of five years from the initial date the warrant became exercisable. Under the terms of the October 3 Warrant, the holder is entitled to exercise the October 3 Warrant to purchase up to 66,401 shares of the Company’s Common Stock at an initial exercise price of $3.51, subject to adjustment as detailed in the October 3 Warrant.

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On October 14, 2019 and November 7, 2019, we entered into convertible note agreements with an accredited investor. Pursuant to the terms of these convertible note agreements, we issued and sold to an investor convertible promissory notes in the aggregate principal amount of $500,000, and we received cash proceeds of $500,000. These notes bear interest at 10% per annum. The October 14, 2019 note of $300,000 became due and payable on October 14, 2020, and the November 7, 2019 became due and payable on November 7, 2020. The Company is engaged in discussions with the note holder to convert these notes into Common Stock. During the existence of an Event of Default (as defined in the applicable notes), interest shall accrue at the lesser of (i) the rate of 18% per annum, or (ii) the maximum amount permitted by law. Each note is convertible, in whole or in part, at any time, and from time to time, into shares of Common Stock at the option of the investor. The “Conversion Price” in effect on any Conversion Date means, as of any date of determination, the lower of: (i) $2.50 per share and (ii) the twenty day per share closing trading price of the Company’s Common Stock during the twenty trading days that close with the last previous trading day ended three days prior to the date of exercise. These notes do not contain anti-dilutive provisions. In May 2020, due to the default of a May 2020 Amortization Payment, the October 14, 2019 convertible note was deemed in default, but the note holder has, to the Company’s knowledge, not taken any steps to enforce these notes.

Beginning in January 2020 and continuing through April 1, 2020, we closed on a series of Securities Purchase Agreements with several accredited investors. Pursuant to the terms of these purchase agreements, we issued and sold to investors convertible promissory notes in the aggregate principal amount of $2,068,000 and warrants to purchase up to 827,200 shares of the Company’s Common Stock. We received net proceeds of $1,880,000, which is net of a 10% original issue discounts of $188,000. These notes bear interest at 6% per annum and become due and payable on the date that is the 24-month anniversary of the original issue date of the respective note. During the existence of an Event of Default (as defined in the applicable note), interest shall accrue at the lesser of (i) the rate of 18% per annum, or (ii) the maximum amount permitted by law. After the original issue date of these notes until such note is no longer outstanding, such note is convertible, in whole or in part, at any time, and from time to time, into shares of Common Stock at the option of the holder. The “Conversion Price” in effect on any Conversion Date (as defined in the applicable note) means, as of any date of determination, $0.40 per share, subject to adjustment as provided therein. If an Event of Default (as defined in the 2020 Notes) has occurred, regardless of whether such Event of Default has been cured or remains ongoing, the notes are convertible at the lower of: (i) $0.40 and (ii) 70% of the second lowest closing price of the common stock as reported on the Trading Market (as defined in the applicable notes) during the 20 consecutive Trading Day (as defined in the applicable notes) period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable notice of conversion. All such Conversion Price determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction. These notes contain down-round protection under which the Conversion Price was reduced on a full-ratchet basis, to a fraction of a penny due to the adjusted conversion price of certain other convertible notes issued by the Company. The related warrants are exercisable at any time on or after the date of the issuance and entitle the investors to purchase shares of the Company’s Common Stock for a period of five years from the initial date such applicable warrant becomes exercisable. Under the terms of these warrants, the investors are entitled to exercise warrants to purchase up to 827,200 shares of the Company’s Common Stock at an initial exercise price of $0.40, subject to adjustment as detailed in the respective warrants. These notes were recently converted to Common Stock.

On June 16, 2020, the Company issued a common stock purchase warrant to Ascentaur, LLC to purchase up to 25,000,000 shares of Common Stock at an initial exercise price of $0.06 per share, subject to adjustment for any stock dividend, stock split, stock combination, reclassification or similar transaction. This warrant expires on June 16, 2025.

On June 16, 2020, the Company issued a common stock purchase warrant to Harry Datys to purchase up to 3,100,000 shares of Common Stock at an initial exercise price of $0.06 per share, subject to adjustment for any stock dividend, stock split, stock combination, reclassification or similar transaction. This warrant expires on June 16, 2025.

The securities described above were issued pursuant to Section 4(a)(2) of the Securities Act.

During the six months ended June 30, 2020, the Company issued 417,863,999 shares of its Common Stock upon the partial conversion of a convertible note which had bifurcated embedded conversion option derivatives including the conversion of principal and default interest balances due of $2,844,979, accrued interest payable due of $218,600, and fees of $8,180, at the contractual conversion price.

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On July 20, 2020, the Company entered the Cavalry Exchange Agreement with Cavalry to exchange outstanding Notes and Warrants for Series D Stock. Pursuant to the Cavalry Exchange Agreement, Cavalry exchanged promissory notes with an aggregate remaining principal amount outstanding of $559,846.31 and debt warrants to purchase 228,713,916 shares of Common Stock for 301,457 shares of Series D Stock. On July 22, 2020, the Company entered the Puritan Exchange Agreement with Puritan to exchange outstanding promissory notes with an aggregate remaining principal amount outstanding of $265,843.79 and debt warrants to purchase 194,445,417 shares of Common Stock for 221,269 shares of Series D Stock. The securities issued in these transactions were issued pursuant to Section 3(a)(9) of the Securities Act.

On July 24, 2020, we issued 1,000,000 shares of our Common Stock upon conversion of 1,000,000 shares of Series B Preferred Stock.

During the period from July 1, 2020 to September 30, 2020, the Company issued 398,350,000 shares of its Common Stock in connection with the conversion of 398,350 shares of Series D Stock. The conversion ratio was 1,000 shares of Common Stock for each share of Series D Stock in accordance with the Series D COD.

During the three months ended September 30, 2020, the Company issued 477,682,407 shares of its Common Stock in connection with the conversion of convertible notes payable and default interest of $4,215,651, accrued interest of $82,852, and fees of $900. The conversion price was based on contractual terms of the related debt.

During the period from June 1, 2020 to June 29, 2020, the Company issued 70,203,889 shares of its Common Stock in connection with the cashless exercise of warrants. The exercise price was based on contractual terms of the related debt.

During the period from July 1, 2020 to August 10, 2020, the Company issued 85,710,419 shares of its Common Stock in connection with the cashless exercise of 92,001,552 warrants. The exercise price was based on contractual terms of the related debt.

On July 20, 2020, in connection with the parties’ recent settlement, the Company issued 10,281,018 shares to Bellridge to settle certain claims of Bellridge. These shares were valued at $502,742, or $0.049 per share, based on the quoted trading price on the date of grant.

On October 8, 2020, the Company entered into a Securities Purchase Agreement with the Selling Stockholders pursuant to which the Selling Stockholders agreed to purchase, severally and not jointly, an aggregate of (i) 47,977 shares of Series E Stock and (ii) the Warrants to purchase 23,988,500 shares of common stock, $0.001 par value per share, which are equal to 50% of the shares of Common Stock issuable upon conversion of the Series E Stock if the Series E Stock were converted on October 8, 2020. The securities issued in this transaction were issued pursuant to Section 4(a)(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this Post-Effective Amendment. Exhibit numbers correspond to the exhibit requirements of Regulation S-K.

Exhibit Number	Description

2.1	Share Exchange Agreement, dated as of March 30, 2017, by and among the Registrant and Save on Transport Inc. (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2017).

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended March 31, 2015 filed with the Securities and Exchange Commission on June 30, 2015).

3.2	Certificate of Change filed with the Nevada Secretary of State, dated December 18, 2013 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2013).

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3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 20, 2011).

3.4	Certificate of Amendment to the Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of PetroTerra Corp., dated August 7, 2017 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2017).

3.5	Certificate of Amendment to Amended and Restated Articles of Incorporation dated July 16, 2018 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2018).

3.6	Certificate of Amendment to the Certificate of Designation, Preferences and Rights of the Series B Convertible Preferred Stock, dated August 16, 2019 (incorporated by reference to Exhibit 4.9 to our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on May 29, 2020).

3.7	Certificate of Withdrawal of Certificate of Designation of Series A Convertible Preferred Stock, filed on July 17, 2020 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 21, 2020).

3.8	Certificate of Amendment to the Amended and Restated Articles of Incorporation of Transportation and Logistics Systems, Inc., effective as of July 20, 2020 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 21, 2020).

3.9	Certificate of Designation of Preferences, Rights and Limitations of Series D Preferred Stock of the Company, filed on July 20, 2020 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 24, 2020).

3.10*	Certificate of Correction of Certificate of Designation of Preferences, Rights and Limitations of Series D Preferred Stock of the Company, filed on October 2, 2020

3.11	Certificate of Designation of Preferences, Rights and Limitations of Series E Preferred Stock of the Company, filed on October 6, 2020 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2020).

4.1	Form of Common Stock Purchase Warrant in Series E Offering (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2020).

4.2*	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934.

10.1	Securities Purchase Agreement, dated as of April 25, 2017, by and among the Company and the Lender (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Securities and Exchange Commission on April 27, 2017).

10.2	Form of Senior Convertible Promissory Note from 2017 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 27, 2017).

10.3	Form of Senior Secured Convertible Promissory Note dated June 16, 2018 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2018).

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10.4	Common Stock Purchase Warrant, issued by the Company on June 19, 2018 (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2018).

10.5	Securities Purchase Agreement, dated June 18, 2018, between the Company and an institutional investor (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Securities and Exchange Commission on June 27, 2018).

10.6	Security Agreement, dated June 18, 2018, between the Company and an institutional investor (incorporated by reference to Exhibit 10.2 to our Form 8-K filed with the Securities and Exchange Commission on June 27, 2018).

10.7	Stock Purchase Agreement, dated June 18, 2018, between the Company, Prime EFS LLC and the seller’s signatory thereto. (incorporated by reference to Exhibit 10.3 to our Form 8-K filed with the Securities and Exchange Commission on June 27, 2018).

10.8	Form of Non-Negotiable Convertible Promissory Note dated March 11, 2019 and April 11, 2019 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated April 30, 2019).

10.9	Agreement, dated April 9, 2019, by and between the Company and Bellridge Capital, L.P. (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Securities and Exchange Commission on April 10, 2019).

10.10	Form of Agreements, by and between the Company and RedDiamond Partners LLC incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Securities and Exchange Commission on April 10, 2019).

10.11	Form of Series A Convertible Preferred Stock Exchange Agreement incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Securities and Exchange Commission on April 10, 2019).

10.12	Share Exchange Agreement, dated May 1, 2019, by and among the Company, Save On Transport and Steven Yariv (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2019).

10.13	Form of Securities Purchase Agreement (Equity Offering) (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Securities and Exchange Commission on September 9, 2019).

10.14	Form of Warrant (Equity Offering) (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 9, 2019).

10.15	Form of Securities Purchase Agreement (Debt Offering) (incorporated by reference to Exhibit 10.3 to our Form 8-K filed with the Securities and Exchange Commission on September 9, 2019).

10.16	Form of Registration Rights Agreement (Equity Offering) (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 9, 2019).

10.17	Form of Registration Rights Agreement (Debt Offering) (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 9, 2019).

10.18	Form of Convertible Note dated between January 2020 and March 2020 (incorporated by reference to Exhibit 4.14 to our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on May 29, 2020).

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10.19	Form of Warrants dated between January 2020 and March 2020 (incorporated by reference to Exhibit 4.15 to our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on May 29, 2020).

10.20	Promissory Note for $2,941,212.50 executed by Company in favor of M&T Bank, dated April 16, 2020 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Securities and Exchange Commission April 27, 2020).

10.21	Promissory Note for $504,940 executed by Company in favor of M&T Bank, dated April 28, 2020 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Securities and Exchange Commission on May 8, 2020).

10.22*	Common Stock Purchase Warrant dated June 16, 2020 by Transportation and Logistics Service, Inc. in favor of Ascentaur, LLC.

10.23*	Common Stock Purchase Warrant dated June 16, 2020 by Transportation and Logistics Service, Inc. in favor of Harry Datys.

10.24	Form of Exchange Agreement for Series D Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 24, 2020).

10.25	Form of Leak-Out Agreement entered in connection with the Series D Preferred Stock Exchange (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Securities and Exchange Commission on July 24, 2020).

10.26(1)+#	Form of Securities Purchase Agreement for Series E Convertible Preferred Stock (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the Securities and Exchange Commission on October 9, 2020).

10.27

Form of Registration Rights Agreement for Series E Convertible Preferred Stock (incorporated by reference to Exhibit 10.2 to our Form 8-K filed with the Securities and Exchange Commission on October 9, 2020).

10.28*	Consulting Agreement between the Company and Ascentaur, LLC dated February 21, 2020.
10.29*	Indemnity Agreement between the Company and Ascentaur, LLC dated May 10, 2020
10.30	Asset Purchase Agreement dated as of November 6, 2020 between TLSS Acquisition, Inc. (a wholly owned subsidiary of the Company) and Cougar Express, Inc., incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 16, 2020

21*	Subsidiaries of Registrant

23.1**	Consent of Flangas Law Group (contained in Exhibit 5.1).

23.2*	Consent of Salberg & Company, P.A.

101.INS	XBRL Instance Document

101.CAL	XBRL Taxonomy Extension Calculation Link base Document

101.DEF	XBRL Taxonomy Extension Definition Link base Document

101.LAB	XBRL Taxonomy Label Link base Document

101.PRE	XBRL Extension Presentation Link base Document

101.SCH	XBRL Taxonomy Extension Scheme Document

*	Filed herewith.
**	To be filed by amendment.
+	Pursuant to Item 601(b)(5) of Regulation S-K, Exhibit G to this document has been omitted and are not filed herewith. The registrant hereby agrees to furnish a copy of any omitted schedule or exhibits to the SEC upon request.
#	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules have been omitted from this exhibit and are not filed herewith. The registrant hereby agrees to furnish a copy of any omitted schedule or exhibits to the SEC upon request.
(1)	Exhibit A to this document has been separately filed as Exhibit 3.11 to this registration statement, Exhibit B to this document has been separately filed as Exhibit 10.27 to this registration statement and Exhibit C to this document has been separately filed as Exhibit 4.1 to this registration statement.

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Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Jupiter, Florida on the 1st day of December, 2020.

TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

By:	/s/John Mercadante
Name:	John Mercadante
Title:	Chief Executive Officer (Principal Executive Officer) (Principal Financial Officer) (Principal Accounting Officer)

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned directors and officers of Transportation and Logistics Systems, Inc. (the “Company”), hereby severally constitute and appoint John Mercadante and Douglas Cerny, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This Power of Attorney does not revoke any power of attorney previously granted by the undersigned, or any of them.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

/s/John Mercadante	President, Chief Executive Officer and Chairman of the Board of Directors	December 1, 2020
John Mercadante	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Douglas Cerny	Director	December 1, 2020
Douglas Cerny

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